Form 10-K, Exhibit 13
period 2007-12-31
Bank of Marin Bancorp
filed 2008-03-14
CIK 1403475

EXHIBIT 13.01

BANK OF MARIN BANCORP
 2007 ANNUAL REPORT

TABLE OF CONTENTS

Business of the Bank	4
Management’s Discussion and Analysis	5
Results of Operations	10
Financial Condition	17
Report of Independent Auditors	28
Management Report to Stockholders	29
Financial Statements	30
Notes to Financial Statements	34
Stock Price Performance	61

BANK OF MARIN BANCORP
2007 ANNUAL REPORT

Financial Performance

$642.6
$737.1
$840.4
$876.6
$933.9
'03 '04 '05 '06 '07
TOTAL ASSETS
in millions
1.28%
1.38%
1.46%
1.38%
1.38%
'03 '04 '05 '06 '07
RETURN ON ASSETS
14.46%
15.64%
16.15%
13.83%
14.44%
'03 '04 '05 '06 '07
RETURN ON EQUITY
$1.44
$1.76
$2.12
$2.11
$2.31
'03 '04 '05 '06 '07
NET INCOME
PER SHARE
diluted
$11.37
$12.90
$15.02
$16.68
$17.13
'03 '04 '05 '06 '07
BOOK VALUE
PER SHARE*

*Restated for all stockdividens and stock splits.

Page - 2

BANK OF MARIN BANCORP
2007 ANNUAL REPORT

Selected Financial Data

As of For the Year Ended December 31,	2007	2006	2005	2004	2003	06/'07
(dollars in thousands, except per share data)						% change

At December 31
Total assets	$933,901	$876,578	$840,449	$737,094	$642,607	6.5%
Total loans	724,878	719,778	686,661	576,957	450,881	0.7%
Total deposits	834,642	736,697	721,172	645,079	584,116	13.3%
Total stockholders' equity	87,774	89,525	78,221	65,608	55,577	(2.0)%
Equity-to-asset ratio	9.4%	10.2%	9.3%	8.9%	8.6%

For year ended December 31
Net interest income	$42,742	$41,733	$39,442	$32,237	$27,656	2.4%
Provision for possible loan losses	685	1,266	1,541	934	686	(45.9)%
Non-interest income	5,718	3,972	3,708	3,643	2,960	44.0%
Non-interest expense	27,673	25,891	22,498	19,620	17,817	6.9%
Net income	12,324	11,883	11,737	9,518	7,473	3.7%
Net income per share (diluated)*	2.31	2.11	2.12	1.76	1.44	9.5%
Cash dividend payout ratio	21.4%	20.8%	8.4%	20.1%	0.0%

*Restated for all stock dividends and stock splits.

On July 1, 2007, Bank of Marin Bancorp became the parent holding company for Bank of Marin. Financial information prior to July 1, 2007 pertains to Bank of Marin. Subsequent to that date, the information pertains to Bank of Marin Bancorp. The information is comparable for all periods as the sole subsidiary of Bank of Marin Bancorp is Bank of Marin.

DIVIDEND INFORMATION, STOCK PRICE AND MARKETPLACE DESIGNATION

In April 2006 and April 2005, the Board of Directors declared 5% stock dividends. In April 2004, the Board of Directors declared a 3-for-2 stock split.

	2007	2006	2005	2004
Q1	$0.12	$0.10	—	—
Q2	$0.13	$0.12	—	$0.40
Q3	$0.13	$0.12	$0.10	—
Q4	$0.13	$0.12	$0.10	—

During 2007, there were 4,139 reported trades at prices ranging from a high of $39.49 to a low of $27.00.   In 2006 there were 2,961 trades ranging from a high of $37.00 to a low of $30.00.

Bank of Marin Bancorp common stock trades on the NASDAQ Capital Market under the symbol BMRC. There were approximately 700 holders of record of the Bank of Marin Bancorp's common stock as of February 20, 2008.

Page - 3

BANK OF MARIN BANCORP
2007 ANNUAL REPORT

BUSINESS OF THE BANK

General

On July 1, 2007 (the “Effective Date”), a bank holding company reorganization was completed whereby Bank of Marin Bancorp (“Bancorp”) became the parent holding company for Bank of Marin (the “Bank”), its sole subsidiary.  On the Effective Date, a tax-free exchange was completed whereby each outstanding share of Bank of Marin common stock was converted into one share of Bank of Marin Bancorp common stock and Bank of Marin became a wholly-owned subsidiary of the holding company.  Bancorp assumed the ticker symbol BMRC, which was formerly used by Bank of Marin. Prior to the Effective Date, Bank of Marin filed reports and proxy statements with the Federal Deposit Insurance Corporation (“FDIC”) pursuant to Sections 12 of the Securities Exchange Act of 1934 (the “1934 Act”).

Upon formation of the holding company, Bancorp became subject to regulation under the Bank Holding Company Act of 1956, as amended, which subjects Bancorp to Federal Reserve Board reporting and examination requirements. Bank of Marin was incorporated in August 1989, received its charter from the California Superintendent of Banks (now the California Department of Financial Institutions) and commenced operations in January 1990. The Bank is an insured bank under the Federal Deposit Insurance Act.

Market Area and Customer Base

The Bank’s primary market area reaches from southern Sonoma County south to San Francisco and lies between the Pacific Ocean on the west and San Pablo Bay to the east. The Bank’s customer base is made up of business and personal banking relationships from the communities near the branch office locations.

Loans

The Bank offers a broad range of commercial and retail lending programs that includes commercial loans, construction financing, consumer loans, and home equity loans and lines of credit. Through a third party vendor, the Bank also offers a proprietary Visa credit card combined with a rewards program to its customers, as well as a Business Visa program for business and professional customers. For reporting purposes the lending programs are consolidated into the general categories of commercial loans, real estate loans and installment loans. At December 31, 2007, these broad categories totaled $724.9 million, and accounted for approximately 17%, 78% and 5%, respectively, of the loan portfolio. Of the real estate loans, 46% are non-owner occupied commercial real estate loans, 23% are owner occupied commercial real estate loans, 17% are construction loans, 8% are personal real estate loans and 6% are home equity loans. The interest rates on commercial loans are either fixed or tied to the Wall Street Journal prevailing prime rate and change as rate changes are reported. The loan portfolio is fairly evenly split between the two interest rate types.  Commercial lines of credit generally have terms of one to two years.  Commercial term loans generally have terms of three to five years.

Loans secured by real property include commercial real estate loans, consumer loans, lines of credit and construction financing. Commercial real estate loans are generally written for ten years with fixed rates for the first 5 years, which are then adjusted based on an indexed spread for the remaining 5 years. Consumer real estate secured loans include equity lines of credit and installment loans for various consumer purposes. Generally, equity lines are for a term of ten years or less and are secured by first or second deeds of trust on residential properties and bear interest at a floating rate tied to the Wall Street Journal prevailing prime rate. Usually, home equity installment loans are for a term of 15 years or less and have a fixed rate of interest.

The Bank offers construction financing to developers of single-family and multi-family residences and commercial real estate properties. Construction loans are typically repaid through permanent financing by the Bank or from other financial institutions. Usually these loans have terms of twelve to eighteen months, have fixed rates of interest or floating rates tied to the Wall Street Journal prevailing prime rate, and are secured by deeds of trust.

Page - 4

BANK OF MARIN BANCORP
2007 ANNUAL REPORT

Deposits

The Bank offers a variety of checking and savings accounts, and a number of time deposit alternatives, including interest bearing and non-interest bearing personal and business checking accounts and time certificates of deposit. The Bank also offers remote deposit capture and direct deposit of payroll, social security and pension checks. A valet pick-up service is available to the Bank’s professional and business clients. Bank of Marin's ATM system is linked into the STAR, PLUS and NYCE networks, and the Bank offers a proprietary Visa debit card. The Bank offers its depositors 24-hour access to their accounts by telephone and to both consumer and business accounts through its internet banking products.

Bank of Marin attracts deposits from individuals, merchants, small to medium sized businesses and professionals who live and/or work in its market areas. Approximate 88% of the Bank’s deposits come from Marin and southern Sonoma counties. Approximately 62% of the Bank’s deposits are from businesses and 38% are from individuals.

Wealth Management Services

The Bank offers Wealth Management Services which include customized investment portfolio management, financial planning, trust administration, estate settlement and custody services.  The Bank also offers 401(k) plan services to small and medium businesses through a third party vendor.

Private Banking

In February 2007 the Bank introduced branch-based private banking to select customers as a natural extension of the Bank’s services. The Bank’s Private Banking includes deposit services, loans, investment management, trust administration, financial planning and advice on charitable giving.

MANAGEMENT'S DISCUSSION AND ANALYSIS

The following discussion of  financial condition and results of operations for each of the years in the three-year period ended December 31, 2007 should be read in conjunction with Bancorp’s financial statements and related notes thereto, included in this Annual Report.  Average balances, including balances used in calculating certain financial ratios, are generally comprised of average daily balances.

Earnings per share and book value per share amounts in 2005 have been restated to reflect the 5% stock dividend declared in April 2006.

Holding Company

On May 8, 2007 Bank of Marin shareholders approved the formation of a bank holding company.  On July 1, 2007, the holding company, Bank of Marin Bancorp, acquired Bank of Marin as its wholly owned subsidiary. The holding company is expected to provide flexibility in meeting the financing needs of the Bank and in responding to evolving changes in the banking and financial services industries. See Note 1 of the Notes to Financial Statements.

Share Repurchase Programs

In October 2006, Bank of Marin received approval from the California Department of Financial Institutions (DFI) and the Federal Deposit Insurance Corporation (FDIC) to buy back up to 10%, or approximately 545,884 of the Bank’s 5,458,838 then-outstanding shares, not to exceed $15 million.  The repurchase program allowed the Bank to purchase common shares for a period of approximately twelve months from the approval date in the open market or in privately negotiated transactions. In 2006 the Bank repurchased 115,625 shares at prices ranging from $32.43 to $36.25 for a total cost of $4.0 million. In 2007 through February 28, the Bank purchased an additional 289,692 shares at prices ranging from $36.05 to $39.10 for a total cost of $11.0 million, thereby concluding this share repurchase program.

In November 2007 Bancorp’s Board of Directors approved an additional plan to repurchase common shares of Bancorp up to $5 million. No regulatory approval was required for this repurchase plan as Bancorp was exempted under the provisions of Regulation Y of the Federal Reserve Board. In November and December 2007, Bancorp repurchased a total of 51,732 shares at an average price of $29.96 for a total cost of $1.5 million.  In 2008 through January 31, Bancorp purchased an additional 5,100 shares at an average price of $28.75 for a total cost of $147 thousand.

For discussion of stock dividends and share repurchases, see Note 9 of the Notes to Financial Statements.

Page - 5

 BANK OF MARIN BANCORP
2007 ANNUAL REPORT

Forward-Looking Statements

This discussion of financial results includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, (the "1933 Act") and Section 21E of the Securities Exchange Act of 1934, as amended, (the "1934 Act").  Those sections of the 1933 Act and 1934 Act provide a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about their financial performance so long as they provide meaningful, cautionary statements identifying important factors that could cause actual results to differ significantly from projected results.

Bancorp’s forward-looking statements include descriptions of plans or objectives of management for future operations, products or services, and forecasts of its revenues, earnings or other measures of economic performance. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "intend," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

Forward-looking statements are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp’s earnings in future periods. A number of factors - many of which are beyond management’s control - could cause future results to vary materially from current management expectations. Such factors include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting Bancorp’s operations, pricing, products and services. These and other important factors are detailed in the Risk Factors section of Bancorp’s 2007 Form 10-K as filed with the SEC, copies of which are available from Bancorp at no charge. Forward-looking statements speak only as of the date they are made. Bancorp does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

Critical Accounting Policies

Management considers three accounting policies to be critical: the Allowance for Loan Losses, Share-Based Payment and Fair Value Option for Financial Assets and Liabilities.

Allowance for Loan Losses

Management has considered the accounting principles upon which Bank of Marin Bancorp’s  financial reporting depends and has determined the allowance for loan losses to be the most critical accounting policy. The allowance for loan losses is discussed in further detail beginning on page 20 of this Annual Report.  The Bank formally assesses the adequacy of the allowance for loan losses on a quarterly basis. Determination of the adequacy is based on ongoing assessments of the probable risk in the outstanding loan portfolio. These assessments include the periodic re-grading of loans based on changes in their individual credit characteristics including delinquency, seasoning, recent financial performance of the borrower, economic factors, changes in the interest rate environment, and other factors as warranted. Loans are initially graded when originated. They are reviewed as they are renewed, when there is a new loan to the same borrower and/or when identified facts demonstrate heightened risk of default. Review of larger problem loans occurs at least quarterly. Confirmation of the quality of the grading process is obtained by independent credit reviews conducted by consultants specifically hired for this purpose and by various bank regulatory agencies.

The Bank's method for assessing the appropriateness of the allowance includes specific allowances for identified problem loans, an allowance factor for pools of credits, and allowances for changing environmental factors (e.g., portfolio trends, concentration of credit, growth, economic factors). Allowances for identified problem loans are based on specific analysis of individual credits. Loss estimation factors for loan pools are based on analysis of local economic factors applicable to each loan pool. Due to the Bank’s minimal historic losses, loss estimation factors are based only in part on the previous historical loss experience for each pool. Allowances for changing environmental factors are management's best estimate of the probable impact these changes have had on the loan portfolio as a whole.

Page - 6

BANK OF MARIN BANCORP
2007 ANNUAL REPORT

Share-Based Payment

On January 1, 2006, the Bank adopted the provisions of Statement of Financial Accounting Standard ("SFAS") No.123R, “Share-Based Payment,” which requires that all share-based payments, including stock-options, be recognized as an expense in the income statement based on the grant-date fair value of the award with a corresponding increase to common stock.

For additional discussion of the impact of SFAS No.123R, see Notes 1, 9, and 10 of the Notes to Financial Statements.

Fair Value Option for Financial Assets and Financial Liabilities and Fair Value Measurements

Effective January 1, 2007, Bank of Marin elected early adoption of 159, “The Fair Value Option for Financial Assets and Financial Liabilities” and SFAS No. 157,“Fair Value Measurements.”   Upon adoption of SFAS No. 159, the Bank selected the fair value option for its indirect auto loan portfolio. The changes in fair value of the selected financial instruments after the initial adoption at each balance sheet date were recorded through earnings prior to the sale of the portfolio on June 5, 2007. The Bank determined fair value at January 1, 2007 and March 31, 2007 based on certain criteria including weighted average interest rate, remaining term and FICO credit score. The expected cash flows were discounted using Treasury rates and a spread above the Treasury rate was applied based on recent sales of similar assets. The assumptions represent management’s best estimates, but these estimates involve inherent uncertainties and the application of management’s judgment. As a result, if other assumptions had been used, the Bank’s recorded unrealized gain in the first quarter of 2007 could have been materially different from that reflected in these financial statements.

As a result of the Bank’s fair value measurement election for the auto loan portfolio, the Bank recorded a cumulative-effect adjustment of $1.5 million, net of tax, as a reduction of retained earnings as of January 1, 2007. In addition, $190 thousand and $520 thousand of pre-tax net gains were recorded in the Bank’s second and first quarter earnings, respectively (2 cents and 6 cents per diluted share, respectively,  on an after-tax basis), representing the change in fair value of such instruments during those periods after giving effect to the cumulative-effect adjustment.

For Additional discussion of the impact of the Adoption of SFAS No. 157 and 159, see Note 15 of the Notes to Financial Statements.

Recently Issued Accounting Standards

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations”. SFAS No. 141R establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree. The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statement to evaluate the nature and financial effects of the business combination. SFAS No. 141R is effective for financial statements issued for fiscal years beginning after December 15, 2008. Accordingly, any business combinations Bancorp engages in will be recorded and disclosed following existing generally accepted accounting principles until January 1, 2009. Bancorp expects SFAS No. 141R would have an impact on its consolidated financial statements when effective if it acquires another company, but the nature and magnitude of the specific effects will depend upon the nature, terms and size of the acquisitions Bancorp consummates after the effective date.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements,” which provides guidance for accounting and reporting of noncontrolling (minority) interests in consolidated financial statements. The statement is effective for fiscal years and interim periods within fiscal years beginning on or after December 15, 2008.  Bancorp does not hold minority interests in subsidiaries, therefore it is expected that SFAS No. 160 will have no impact on its financial condition or results of operations.

Page - 7

BANK OF MARIN BANCORP
2007 ANNUAL REPORT

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which clarifies the definition of fair value, describes methods used to appropriately measure fair value in accordance with generally accepted accounting principles and expands fair value disclosure requirements.  This statement applies whenever other accounting pronouncements require or permit fair value measurements and is effective for fiscal years beginning after November 15, 2007, with early adoption allowed effective January 1, 2007 in conjunction with the early adoption of SFAS No. 159. The adoption of SFAS No. 157 effective January 1, 2007 did not impact financial position or results of operations.

On February 15, 2007, the FASB released SFAS No. 159, which permits entities to choose to measure eligible financial instruments at fair value at specified election dates. Under SFAS No. 159 an entity records unrealized gains and losses in earnings on items for which the fair value option has been elected at each subsequent reporting date.  The objective is to mitigate volatility in reported earnings without having to apply complex hedge accounting provisions. The provisions of SFAS No. 159 are effective for fiscal years ending on or after November 15, 2007, with early adoption allowed effective January 1, 2007.

Effective January 1, 2007, the Bank elected early adoption of SFAS No. 159. Upon adoption, the Bank selected the fair value option for its indirect auto loan portfolio, which was subsequently sold on June 5, 2007. For further information on the financial effect of SFAS No. 159 see, Note 15 of the Notes to Financial Statements.

In July 2006, the FASB issued Interpretation (FIN) No. 48, “Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109,” which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” FIN 48 establishes a “more-likely-than-not” recognition threshold that must be met before a tax benefit can be recognized in the financial statements. For tax positions that meet the more-likely-than-not threshold, an enterprise may recognize only the largest amount of tax benefit that is greater than fifty percent likely of being realized upon ultimate settlement with the taxing authority. The cumulative effect of applying the provisions of FIN 48 would be recognized as an adjustment to the beginning balance of retained earnings. FIN 48 was adopted January 1, 2007 and has not had a material impact on financial condition or results of operations.

In September 2006, the Emerging Issues Task Force (EITF) reached a final consensus on Issue No. 064-4 (EITF 06-4), “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements.” EITF 06-4 requires employers to recognize a liability for future benefits provided through endorsement split-dollar life insurance arrangements that extend into postretirement periods in accordance with SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions or APB Opinion No. 12, Omnibus Opinion-1967.”  The provisions of EITF 06-4 become effective on January 1, 2008 and are to be applied as a change in accounting principle either through a cumulative-effect adjustment to retained earnings or other components of equity or net assets in the statement of financial position as of the beginning of the year of adoption, or through retrospective application to all prior periods. The Bank’s split-dollar life insurance benefits are limited to the employee’s active service period.  Therefore it is expected that EITF 06-4 will have no impact on financial condition or results of operations.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements Nos. 87, 88, 106 and 132(R).” SFAS No. 158 requires employers to recognize the under-funded or over-funded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in the funded status in the year in which the changes occur through accumulated other comprehensive income.  Additionally, SFAS No. 158 requires employers to measure the funded status of a plan as of the date of its year-end statement of financial position.  The new reporting requirements and related new footnote disclosure rules of SFAS No. 158 are effective for fiscal years ending after December 15, 2006.  The new measurement date requirement applies for fiscal years ending after December 15, 2008. As the Bank has no pension or other post-retirement benefit plans, it is expected that SFAS No. 158 will have no impact on financial condition or results of operations.

Page - 8

BANK OF MARIN BANCORP
2007 ANNUAL REPORT

Executive Summary

The majority of Bancorp’s and the Bank’s assets and liabilities are monetary.  As a result, movement of interest rates plays a large part in the risk to earnings.

In 2006, the Bank’s earnings were impacted by interest rate compression in which its deposit rates rose rapidly while loan rates remained flat.  The rise in deposit rates stemmed primarily from local market competition while loan rates reflected general economic conditions in which the interest yield curve was flat.  A more normal yield curve slopes upward giving a premium to longer term assets, such as term loans.

2007 was a year of rapid change.  In the first half of the year, competition for funds in the Bank’s service area continued to put upward pressure on deposit rates while economic factors resulted in relatively flat loan rates. As a result of a management decision, the Bank sold its less profitable indirect auto loan portfolio.  The Bank also sold its Visa portfolio to a third party vendor who can provide a more flexible product while retaining the Bank’s branding on the Visa card.  Proceeds from these sales markedly improved the Bank’s liquidity, which lessened pressure to compete on deposit pricing and provided funds for more profitable lending activity.  Beginning in August through the end of 2007, in response to sudden turmoil in the housing market and concerns over a possible recession, the Federal Reserve lowered its Federal funds rate (the rate at which banks may borrow from each other) by 100 basis points, resulting in lower offered deposit rates by the Bank, which positively affected the interest margin, along with the reinvestment of loan sale proceeds into higher-yielding relationship loans. Although variable rate loans adjusted downward with the decline in the Prime rate, the yield on fixed rate loans, which comprise about half of the loan portfolio, remain relatively unchanged. These changes resulted in a significant improvement  to the net interest margin in the fourth quarter of 2007.

In January 2008, the Federal Reserve continued dropping target rates by another 125 basis points, and management expects rate cuts to continue.  This will result in loans repricing downward.  Potentially the largest factor to affect the Bank’s net interest margin in 2008 could be the level to which the Bank is responsive to competitive deposit pricing in its market, which will be influenced by the Bank’s liquidity level.

Bancorp’s serving area has been somewhat insulated from the recent turmoil in the residential housing market due to the upscale nature of its market and relatively stable housing prices due to limited area for housing expansion.  Bancorp itself has not been impacted by defaults on sub-prime mortgages. Bancorp holds no sub-prime mortgage loans nor does it invest in mortgage-backed securities collateralized by sub-prime loans. A relatively small portion of the loan portfolio (6.2%) is comprised of residential loans, which primarily relate to “tenancy in common” loans made to highly qualified applicants at a maximum loan to value of 80%. This product has shown resiliency in the recently volatile residential housing market.  An additional 4.7% of the loan portfolio is comprised of home equity loans and lines of credit, at a maximum loan to value of 80%, in which historical delinquencies have been minimal. Credit quality remains very strong with only $144 thousand in non-accrual loans at December 31, 2007.

Through two share repurchase programs in 2006 and 2007, management has used excess capital to enhance earnings per share. Shares totaling 341,424 were repurchased in 2007 for $12.6 million and shares totaling 115,625 were repurchased in 2006 for $4.0 million under the repurchase programs.

Management is constantly alert for opportunities to offset the impact of interest rate compression on earnings including offering new fee income services and expansion of the franchise. The decision to create a bank holding company was made in order to provide additional flexibility in meeting financing needs, to facilitate acquisition of other banks and move into other financial services. In May of 2007, a loan production office was opened in San Francisco to help drive commercial loan and core deposit growth. Bancorp has received regulatory approval to open a second branch in Mill Valley which is scheduled to open in the second quarter of 2008.

Banking is a highly regulated industry.  Management continually monitors the Bank’s compliance with regulatory requirements including capital adequacy and liquidity.  Upon formation of the bank holding company, Bank of Marin Bancorp became subject to regulation under the Bank Holding Company Act of 1956, as amended which subjects Bancorp to Federal Reserve Board reporting and examination requirements. As a California state-chartered insured bank, the Bank remains subject to regulation and periodic examination by the California Department of Financial Institutions and the Federal Deposit Insurance Corporation.

Page - 9

BANK OF MARIN BANCORP
2007 ANNUAL REPORT

RESULTS OF OPERATIONS

Overview

Highlights of Bancorp’s results are presented in the following table:

	As of and for the 12 months ended December 31,
(dollars in thousands, except per share data)	2007	2006	2005
For the period:
Net income	$12,324	$11,883	$11,737
Net income per share*
Basic	$2.38	$2.21	$2.28
Diluted	$2.31	$2.11	$2.12
Return on average equity	14.44%	13.83%	16.15%
Return on average assets	1.38%	1.38%	1.46%
Cash dividend payout ratio	21.43%	20.81%	8.37%
Efficiency ratio	57.10%	56.65%	52.14%
At period end:
Book value per share*	$17.13	$16.68	$15.02
Total assets	$933,901	$876,578	$840,449
Total loans	$724,878	$719,778	$686,661
Total deposits	$834,642	$736,697	$721,172
Loan-to-deposit ratio	86.85%	97.70%	95.21%
* These per-share amounts have been adjusted for all stock splits and dividends.

The 2007 financial performance for Bancorp produced growth in loans and deposits, with net income increasing $441 thousand from the prior year.  Net income for 2007 was $12.3 million or $2.31 per share (diluted) compared with $11.9 million or $2.11 per share (diluted) in 2006.  Net income for 2007 includes pre-tax non-recurring net gains of $710 thousand related to the second-quarter sale of the $76 million indirect auto loan portfolio and pre-tax non-recurring gains of $387 thousand from the third-quarter sale of the Bank’s $1.5 million Visa portfolio.  The 2007 net income also includes a pre-tax non-recurring charge of $242 thousand recorded in the fourth quarter for the potential obligation to Visa Inc. in connection with certain litigation indemnifications provided to Visa Inc. by Visa member banks.  Net income for 2006 includes $610 thousand of one-time prior-period tax benefits, including interest on enterprise zone loans for 2002 through 2005.

Total deposits reached $834.6 million at December 31, 2007, an increase of $97.9 million or 13.3% from the prior year.  Despite heightened competition for deposits among banks in general and community banks in particular, the Bank's market share of total Marin County deposits increased from 8.95% to 9.50% for the six-month period from December 2006 to June 2007 (the latest date for which the information is available).

Total gross loans finished the year at $724.9 million compared to $719.8 million in 2006, representing an increase of $5.1 million or 0.7%.  Excluding the indirect auto portfolio, which was sold in the second quarter of 2007, loans increased 14.1% over 2006.  The Bank’s loan quality remains strong, with non-performing loans of $144 thousand at December 31, 2007, $49 thousand at December 31, 2006 and zero at December 31, 2005. In 2007, the Bank provided $685 thousand to the allowance for loan losses, and net charge-offs were $85 thousand. Approximately $89 thousand of recoveries on indirect auto loans were recorded in other income during 2007 subsequent to recording these loans at their fair value. This compares to a provision of $1.3 million and net charge-offs of $358 thousand in 2006. At year-end 2007 and 2006, the allowance for loan losses as a percentage of total loans was 1.05% and 1.11%, respectively.

Assets of Bancorp totaled $933.9 million at December 31, 2007, an increase of $57.3 million or 6.5% from December 31, 2006.

Bancorp’s return on average assets (ROA) remains unchanged from year ended 2006 to 2007 whereas the return on average equity (ROE) increased for the same period.  ROE increased 61 basis points, primarily due to common share repurchases and an increase in net income of $441 thousand from the prior year.  In 2007 Bancorp’s ROA and ROE were, respectively, 1.38% and 14.44% compared to 1.38% and 13.83% in 2006.

Page - 10

BANK OF MARIN BANCORP
2007 ANNUAL REPORT

Net interest income reached $42.7 million, an increase of $1.0 million or 2.4% over 2006. The interest income component of net interest income was up 6.1% to $61.8 million, and is the result of both growth in interest-earning assets and higher asset yields in most categories. Total interest expense of $19.1 million in 2007 was up from 2006 by $2.5 million, or 15.2%, mainly attributable to higher rates paid on deposits, primarily money market accounts.

Non-interest income is comprised of service charges on deposit accounts, Wealth Management Services (WMS) revenue and other income, including non-recurring gains previously discussed. In 2007, total non-interest income totaled $5.7 million, which is an increase of $1.7 million or 44.0% over 2006.  Excluding non-recurring items, non- interest income in 2007 grew $649 thousand, or 16.3% over 2006.  Service charges on deposit accounts increased from $1.0 million in 2006, to $1.3 million in 2007.  WMS revenue grew to $1.2 million, an increase of $162 thousand, and other income finished the year at $2.1 million compared to $1.9 million in the prior year.

Non-interest expenses increased from $25.9 million in 2006 to $27.7 million in 2007, an increase of $1.8 million or 6.9%. The overall efficiency of Bancorp changed from 56.65% in 2006 to 57.10% in 2007. These changes reflected expenses associated with the one-time costs for the formation of the holding company, higher FDIC insurance premiums, and the hiring of new personnel.

Summary of Quarterly Results of Operations

Table 1 sets forth the quarterly results of operations for 2007 and 2006.

Table1	Summarized Statement of Operations

	2007 Quarters Ended				2006 Quarters Ended
(Dollars in thousands)	Dec. 31	Sept. 30	Jun. 30	Mar. 31	Dec. 31	Sept. 30	Jun. 30	Mar. 31
Interest income	$15,700	$15,830	$15,439	$14,872	$15,290	$14,875	$14,302	$13,844
Interest expense	4,221	5,042	4,961	4,875	4,725	4,457	3,923	3,473
Net interest income	11,479	10,788	10,478	9,997	10,565	10,418	10,379	10,371
Provision for loan losses	345	200	75	65	477	287	242	260
Net interest income after provision for loan losses	11,134	10,588	10,403	9,932	10,088	10,131	10,137	10,111
Non-interest income	1,231	1,586	1,393	1,508	1,037	996	997	942
Non-interest expense	7,028	6,926	7,030	6,689	6,471	6,585	6,593	6,242
Income before provision for income taxes	5,337	5,248	4,766	4,751	4,654	4,542	4,541	4,811
Provision for income taxes	2,079	2,059	1,863	1,777	1,427	1,437	1,900	1,901
Net income	$3,258	$3,189	2,903	2,974	$3,227	$3,105	$2,641	$2,910
Net income per common share*
Basic	$0.63	$0.62	$0.56	$0.57	$0.59	$0.57	$0.50	$0.56
Diluted	$0.62	$0.60	$0.54	$0.55	$0.57	$0.55	$0.47	$0.52
* These per-share amounts have been adjusted for all stock splits and dividends.

Net Interest Income

Net interest income is the difference between the interest earned on loans, investments and other interest-earning assets and the interest expense on deposits and other interest-bearing liabilities. Net interest income is impacted by changes in general market interest rates and by changes in the amounts and composition of interest earning assets and interest bearing liabilities. The table below indicates net interest income, net interest margin, and net interest rate spread for each period presented. Net interest margin is expressed as net interest income divided by average earning assets. Net interest rate spread is the difference between the average rate earned on total interest-earning assets and the average rate incurred on total interest-bearing liabilities. Both of these measures are reported on a taxable-equivalent basis.  Net interest margin is the higher of the two because it reflects interest income earned on assets funded with non-interest bearing sources of funds, which include demand deposits and stockholders’ equity.

Table 2, Distribution of Average Statements of Condition and Analysis of Net Interest Income, compares interest income and interest earning assets with interest expense and interest bearing liabilities for the three years 2007, 2006 and 2005. The table also indicates net interest income, net interest margin and net interest rate spread for each year.

Page - 11

BANK OF MARIN BANCORP
2007 ANNUAL REPORT

Table 2	Distribution of Average Statements of Condition and Analysis of Net Interest Income

	2007			2006			2005
		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(dollars in thousands)	Balance	Expense (1)	Rate (1)	Balance	Expense (1)	Rate (1)	Balance	Expense (1)	Rate (1)
Assets
Federal funds sold and other short-term investments	$42,584	$2,209	5.19%	$4,503	$226	5.01%	$4,343	$156	3.58%
Investment securities
U.S. Treasury securities	315	8	2.43	3,086	76	2.45	7,082	155	2.19
U.S. Government agencies	75,775	3,759	4.96	84,185	3,707	4.40	73,212	2,930	4.00
Other	11,110	656	5.92	5,830	297	5.10	8,701	448	5.14
Municipal bonds	13,067	641	4.91	14,955	758	5.07	21,838	1,141	5.23
Loans and banker's acceptances (2)	703,087	54,730	7.78	701,732	53,447	7.62	640,694	44,988	7.02
Total interest-earning assets	845,938	62,003	7.33	814,291	58,511	7.18	755,870	49,818	6.60
Cash and due from banks	24,364			28,322			32,407
Bank premises and equipment, net	8,185			6,343			4,229
Interest receivable and other assets, net	16,301			13,307			10,989
Total assets	$894,788			$862,263			$803,495
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$76,673	$301	0.39	$75,336	$293	0.39	$70,710	$276	0.39
Savings and money market accounts	414,592	14,161	3.42	358,027	10,979	3.07	333,165	5,530	1.66
Time accounts	86,268	3,465	4.02	104,205	3,837	3.68	116,302	3,396	2.92
Purchased funds	16,097	765	4.76	23,008	1,078	4.68	16,074	543	3.38
Borrowed funds	5,000	407	8.14	5,000	391	7.82	5,000	298	5.97
Total interest-bearing liabilities	598,630	19,099	3.19	565,576	16,578	2.93	541,251	10,043	1.86
Demand accounts	204,146			205,512			185,873
Interest payable and other liabilities	6,648			5,262			3,676
Stockholders' equity	85,364			85,913			72,695
Total liabilities & stockholders' equity	$894,788			$862,263			$803,495

Net interest income		$42,904			$41,933			$39,775
Net interest margin			5.07%			5.15%			5.26%
Net interest rate spread			4.14%			4.25%			4.74%

(1)	Yields and interest income are presented on a taxable-equivalent basis using the Federal statutory rate of 35 percent for 2007 and 2006 and 34 percent for 2005.
(2)
Average balances on loans outstanding include non-performing loans, if any. The amortized portion of net loan origination fees (costs) isincluded in interest income on loans, representing an adjustment to the yield.

The tax-equivalent net interest margin declined to 5.07% in 2007 compared to 5.15% in 2006, and declined in 2006 from 5.26% in 2005. During the two year period beginning in 2006, the tax-equivalent net interest margin was impacted by a higher cost of funds driven by competition for deposits only partially offset by higher yields on interest-earning assets. In 2006, the margin was also impacted by increased levels of overnight borrowings to support loan growth. Competition for deposits eased somewhat in the second half of 2007 as liquidity improved from the sale of the Bank’s $76 million indirect auto portfolio. Initially the proceeds were invested in Federal funds and other short-term investments yielding approximately the same overall return as the sold portfolio. In the second half of 2007, the funds were reinvested in higher-yielding relationship loans. The drop of 100 basis points in the Federal funds borrowing rate in the latter part of 2007 resulted in lower offered rates on deposits, favorably impacting the net interest margin.

Total average interest earning assets increased $31.6 million, or 3.9% in 2007 over 2006 and $58.4 million in 2006 over 2005.  The composition of average interest-earning assets shifted in 2007 compared to 2006 and 2005, primarily reflecting the sale of the indirect auto loan portfolio and the subsequent investment of the proceeds.

Due to a rise in average market interest rates on the largest components of earning assets, which are loans and agency securities, the average yield on interest earning assets increased 15 basis points in 2007 over 2006 and 58 basis points in 2006 over 2005.

The yield on the loan portfolio, which comprised 83.1% and 86.2% of average earning assets in 2007 and 2006, respectively, increased 16 basis points in 2007 from 2006 and increased 60 basis points in 2006 over 2005. The increase in 2007 loan yields reflects loan originations at higher yields, the paydown of loans at lower yields and the write-down to fair value and subsequent sale of the lower-yielding indirect auto portfolio. The increase in the yield on loans in 2006 over 2005 is primarily attributable to the increasing interest-rate environment at the time, partially offset by the effect of competitive pressures on rates.

Page - 12

BANK OF MARIN BANCORP
2007 ANNUAL REPORT

The yield on the portfolio of agency securities which comprised 9.0% and 10.3% of average earning assets in 2007 and 2006, respectively, increased 56 basis points in 2007 over 2006 and 40 basis points in 2006 over 2005. Agency securities generally have shorter lives than other securities in the portfolio and will mature or be called more quickly. The increase in yield on agency securities in 2007 over 2006 primarily relates to maturities and paydowns of securities at lower yields and purchases of securities at higher yields. The yield on agency securities improved in 2006 over 2005 primarily due to the purchases of higher-yielding securities in a rising rate environment. The yield on other securities increased 82 basis points in 2007 over 2006 and decreased 4 basis points in 2006 over 2005.  Other securities consist of corporate debt securities, FHLB stock, on which dividends are paid at varying rates, collateralized mortgage obligations and corporate bonds. The yield on other securities increased in 2007 over 2006 due to the addition of high-yielding corporate debt securities. The yield on municipal bond securities declined 16 basis points in both 2007 over 2006 and 2006 over 2005 due to maturities of higher yielding bonds.

Market rates are in part based on the Federal Reserve Open Market Committee target Federal funds interest rate (the interest rate banks charge each other for short-term borrowings).  The change in the Federal funds sold and purchased rates is the result of target rate changes implemented by the Federal Reserve. In 2007 there was a 100 basis point decrease in the Federal funds target rate between September and December. In 2006, a 100 basis point increase occurred over the first half of the year. The yield on Federal funds sold and other short-term investments increased 29 basis points in 2007 over 2006 and 143 basis points in 2006 over 2005, reflecting the average rates in those periods.

The average balance of interest-bearing liabilities increased $33.1 million, or 5.8% in 2007 and $24.3 million, or 4.5% in 2006. In 2007, an increase in savings and money market accounts, partially due to higher offered rates, was partially offset by the decline in time accounts and purchased funds. In 2006, an increase in savings and money market accounts and purchased funds was partially offset by the decline in time accounts.

The rate on interest bearing liabilities increased 26 basis points in 2007 over 2006 and 107 basis points in 2006 over 2005. The overall cost of liabilities is affected by offered rates and the mix of deposits and liabilities. In 2007, the rate on savings and money market accounts increased 35 basis points over 2006 and the rate on time deposits increased 34 basis points.  In 2006 the increases to savings and money market accounts totaled 141 basis points and increases to time deposits totaled 76 basis points.

In 2007, demand deposits, on which no interest is paid, decreased to 26.1% of average deposits, down from 27.7% in 2006.  This shift increases the overall cost of funds.  Savings and money market accounts increased to 53.0% of average deposits in 2007 up from 48.2% in 2006, while time deposits decreased to 11.0% of average deposits from 14.0% in the same period. Interest bearing transaction accounts were 9.8% and 10.1% of average deposits in 2007 and 2006, respectively.

Average purchased funds in 2007 decreased $6.9 million over 2006 and increased $6.9 million in 2006 over 2005. The decrease in 2007 related to paydowns using the proceeds generated by the sale of the indirect auto portfolio.  The increase in 2006 over 2005 related to the support of loan growth. The rate on purchased funds increased 8 basis points in 2007 over 2006 and 130 basis points in 2006 over 2005, reflecting the changes in the Federal funds target rate.

Interest rate changes can create fluctuations in the net interest margin due to an imbalance in the timing of repricing or maturity of assets or liabilities. Interest rate risk exposure is managed with the goal of minimizing the impact of interest rate volatility on the net interest margin. The net interest margin may decline slightly if rates fall due to the high level of Federal funds sold at year-end as a result of a $53.0 million short-term deposit placed with the Bank in late December 2007.  With a lower level of Federal funds, as would be expected in 2008, the net interest margin could increase slightly in the short term as deposits reprice downward and loan repricing lags. If rates rise, generally net interest income would rise; however, net interest income may decline slightly if non-maturity deposit rates become sensitive to competition.

Table 3, Analysis of Changes in Net Interest Income, separates the change in net interest income into two components: (1) volume - change caused by increases or decreases in the average asset and liability balances outstanding, and (2) yield/rate - changes in average yields on earning assets and average rates for interest bearing liabilities. Table 3 shows the impact on income of balance sheet changes and the changes in market interest rate levels which occurred during 2007 and 2006.

Page - 13

BANK OF MARIN BANCORP
2007 ANNUAL REPORT

The chart indicates that for 2007 and 2006, the increase in interest income was evenly impacted by rate and volume.  The increase in interest expense was more attributable to rate increases than volume increases in both years.

Table 3	Analysis of Changes in Net Interest Income

	2007 compared to 2006			2006 compared to 2005
		Yield/			Yield/
(Dollars in thousands)	Volume	Rate*	Total	Volume	Rate*	Total
Assets
Federal funds sold	$1,975	$8	$1,983	$6	$64	$70
Investment securities
U. S. Treasury securities	(67)	(1)	(68)	(147)	68	(79)
U. S. government agencies	(391)	443	52	465	312	777
Other	305	54	359	(147)	(4)	(151)
Municipal bonds	(102)	(15)	(117)	(357)	(26)	(383)
Loans and bankers’ acceptances	103	1,180	1,283	4,479	3,980	8,459
Total interest-earning assets	1,823	1,669	3,492	4,299	4,394	8,693
Liabilities
Interest-bearing transaction accounts	5	3	8	18	(1)	17
Savings and money market accounts	1,849	1,333	3,182	441	5,008	5,449
Time accounts	(700)	328	(372)	(379)	820	441
Purchased funds	(330)	17	(313)	282	253	535
Borrowed funds	-	16	16	---	93	93
Total interest-bearing liabilities	824	1,697	2,521	362	6,173	6,535
Net Interest Income	$999	$(28)	$971	$3,937	$(1,779)	$2,158

 * Variances due to changes in both yield/rate and volume (mix) are allocated to yield/rate.

Provision for Loan Losses

The Bank formally assesses the adequacy of the allowance on a quarterly basis.  The Bank provides as an expense an amount to bring the allowance for loan losses to a level to provide adequate coverage for probable loan losses. The adequacy of the allowance for loan losses is evaluated based on several factors, including growth of the loan portfolio, analysis of probable losses in the portfolio and recent loss experience. Actual losses on loans are charged against the allowance, and the allowance is increased through the provision charged to expense.  For further discussion, see sections captioned “Critical Accounting Policies and “Allowance for Loan Losses.”

The Bank's provision for loan losses in 2007 was $685 thousand versus $1.3 million for 2006 and $1.5 million in 2005. The provision for loan losses declined in 2007 compared to 2006 reflecting the amount deemed necessary to maintain the allowance at a level considered adequate to provide for probable losses inherent in the portfolio, and also reflected the absence of the indirect auto portfolio subsequent to its sale, which previously accounted for a significant portion of the total charge-offs for the Bank.

Net charge-offs for 2007 totaled $85 thousand compared with $358 thousand in 2006 and $536 thousand in 2005. The decline in net charge-offs in 2007 from 2006 is the result of the absence of charge-offs and recoveries on the indirect auto portfolio, which was accounted for at fair value in accordance with SFAS No. 159 beginning January 1, 2007 and was sold during the quarter ended June 30, 2007. Approximately $89 thousand of recoveries on indirect auto loans were recorded in other income during 2007 subsequent to recording these loans at their fair value.

Page - 14

BANK OF MARIN BANCORP
2007 ANNUAL REPORT

Table 4, Non-performing Assets at December 31, shows that there was one non-performing asset at December 31, 2007, one non-performing asset at December 31, 2006 and no non-performing assets at the prior three year ends.

Table 4	Non-performing Assets at December 31

(Dollars in thousands)	2007	2006	2005		2004		2003
Non accrual loans	$144	$49	$	---	$	---	$	---
Accruing loans past due 90 days or more	---	---		---		---		---
Other real estate owned	---	---		---		---		---
Total non-performing assets	$144	$49		$0		$0		$0

The Bank's policy is to place loans on non-accrual status when management believes that there is serious doubt as to the collection of principal or interest, or when they become contractually past due by 90 days or more with respect to principal or interest, except for loans that are both well secured and in the process of collection. When loans are placed on non-accrual status, any accrued but uncollected interest is reversed from current income.

Non-interest Income

Non-interest income includes service charges on deposit accounts, Wealth Management Services (WMS) income and other income. Non-interest income grew to $5.7 million in 2007, up from $4.0 million in 2006 and $3.7 million in 2005.

Table 5	Significant Components of Non-interest Income
Net gain on indirect auto and
				2007 compared to 2006		2006 compared to 2005
	Year Ended			Amount	Percent	Amount	Percent
	December 31,			Increase	Increase	Increase	Increase
(dollars in thousands)	2007	2006	2005	(Decrease)	(Decrease)	(Decrease)	(Decrease)
Service charges on deposit accounts	$1,251	$1,007	$1,044	$244	24.2%	$(37)	(3.5)%
Wealth Management Services	1,229	1,067	958	162	15.2%	109	11.4%
Net gain on indirect auto and Visa portfolios	1,097	---	---	1,097	100.0%	---	---
Other non-interest income
Earnings on Bank owned life insurance	577	505	442	72	14.3%	63	14.3%
Customer banking fees and other charges	536	506	483	30	5.9%	23	4.8%
Other income	1,028	887	781	141	15.9%	106	13.6%
Total other non-interest income	2,141	1,898	1,706	243	12.8%	192	11.3%
Total non-interest income	$5,718	$3,972	$3,708	$1,746	44.0%	$264	7.1%

The adoption of SFAS No. 159 and the subsequent sale of the indirect auto loan portfolio generated a pre-tax net gain in 2007 of $710 thousand and the sale of the Visa portfolio generated a pre-tax net gain of $387 thousand, resulting in total net gains of $1.1 million. Excluding these gains, non-interest income increased $649 thousand or 16.3% in 2007 over 2006.

Service charges on deposits in 2007 increased by $244 thousand. This increase is primarily attributable to an increase effective April 1, 2007, in the fees the Bank charges for checks drawn against insufficient funds as well as reduced earnings credits provided to certain customer accounts. WMS revenue increased $162 thousand over the prior year. This increase is primarily the result of growth in assets under management and market appreciation of assets. The increase in "other" income in 2007 of $243 thousand is primarily due to an increase in Bank owned life insurance (due to additional investment of $1.2 million in September 2006 and a gradually increasing yield), and higher miscellaneous income (which included $89 thousand of indirect auto loan recoveries subsequent to recording these loans at their fair value). The increase in "other" income in 2006 reflects fees from a program introduced in 2006 for first mortgages through a third-party vendor, higher miscellaneous income and cash management fees.

Page - 15

BANK OF MARIN BANCORP
2007 ANNUAL REPORT

Non-interest Expense

Table 6, Significant Components of Non-interest Expense, summarizes the amounts and changes in dollars and percentages. In 2007 non-interest expense increased 6.9%. In 2006, non-interest expense increased 15.1%. The Bank's efficiency ratio (the ratio of non-interest expense divided by the sum of non-interest income and net interest income) increased to 57.10% in 2007 from 56.65% in 2006 and from 52.14% in 2005.

Table 6	Significant Components of Non-interest Expense

				2007 compared to 2006		2006 compared to 2005
	Year Ended			Amount	Percent	Amount	Percent
	December 31,			Increase	Increase	Increase	Increase
(dollars in thousands)	2007	2006	2005	(Decrease)	(Decrease)	(Decrease)	(Decrease)
Salaries and related benefits	$15,900	$15,490	$13,819	$410	2.6%	$1,671	12.1%
Occupancy and equipment	2,871	2,624	2,074	247	9.4%	550	26.5%
Depreciation & amortization	1,246	998	846	248	24.8%	152	18.0%
Data processing fees	1,657	1,537	1,330	120	7.8%	207	15.6%
Professional services	1,681	1,269	809	412	32.5%	460	56.9%
Other non-interest expense
Advertising	297	387	427	(90)	(23.3)%	(40)	(9.4)%
Director expense	395	495	415	(100)	(20.2)%	80	19.3%
Other expense	3,626	3,091	2,778	535	17.3%	313	11.3%
Total other non-interest expense	4,318	3,973	3,620	345	8.7%	353	9.8%
Total non-interest expense	$27,673	$25,891	$22,498	$1,782	6.9%	$3,393	15.1%

In 2007, salaries and benefits costs increased by $410 thousand or 2.6%. This increase is due to normal annual salary increases, partially offset by a slight decrease in net full-time equivalent (FTE) employees to 190, down from 194 at year-end 2006. In 2007 there were expenses of $854 thousand for the Bank's Employee Stock Ownership and Savings Plan (ESOP), and $1.1 million for staff and officer incentive bonus plans. In comparing 2006 with 2005, salaries and benefits costs increased by $1.7 million or 12.1%, primarily due to a higher number of FTE, regular salary adjustments, as well as $555 thousand of expenses recorded in connection with the implementation of SFAS No. 123R, partially offset by lower incentive bonuses. In 2006 there were expenses of $900 thousand for the ESOP, and $1.1 million for staff and officer incentive bonus plans.

The increases in 2007 in occupancy and equipment costs of $247 thousand are largely due to a full year’s expense related to the lease of a new facility housing the Bank’s loan production, operations and administrative personnel, the addition of a new loan office lease, and annual rent increases in the branch facilities. The increases in 2006 in occupancy and equipment costs of $550 thousand, are largely due to the lease of the new facility housing the Bank’s loan production, operations and administrative personnel in July 2006 and the addition of a new branch lease in April of 2006, as well as annual rent increases.

The increase in depreciation and amortization of $248 thousand in 2007 reflects expenses associated with the remodeling of the Bank’s Northgate branch, a full year of amortization of the new facility housing the Bank’s loan production, operations and administrative personnel as well as expenses associated with the opening of a new loan office. The increase in depreciation of $152 thousand in 2006 over 2005 reflects expenses associated with the amortization of leasehold improvements, furniture and equipment in the Bank’s new administrative, operations and loan production facility as well as expenses associated with the two branches opened in the first quarter of 2006 and late in the third quarter of 2005.

In 2007 data processing costs increased $120 thousand or 7.8% due to the contractually stipulated price increases that are part of the Bank's long-term agreement with its data processing provider and also due to costs associated with regulatory compliance and the implementation of new products and services. In 2006, data processing costs increased $207 thousand or 15.6%. This increase was largely attributable to the contractually stipulated price increases that are part of the Bank's long-term agreement with its data processing provider, the increased use of internet banking and bill pay by the Bank's customers, and one-time expenses in 2006 relating to the move to the Bank’s new administrative facility.

Page - 16

BANK OF MARIN BANCORP
2007 ANNUAL REPORT

In 2007 professional services increased $412 thousand or 32.5% from 2006. This increase reflected higher legal and accounting expenses, primarily associated with the implementation of the holding company as well as a full year of a consulting agreement that commenced in July of 2006. In 2006 professional services increased $460 thousand or 56.9% which reflected higher executive recruiting and accounting expenses as well as six months of the consulting agreement that commenced in July of 2006.

Other non-interest expenses of $4.3 million represent a $345 thousand or 8.7% increase over 2006. In 2007, other non-interest expense includes a pre-tax non-recurring charge of $242 thousand recorded in the fourth quarter for the potential obligation to Visa U.S.A. in connection with certain litigation indemnifications provided to Visa U.S.A. by Visa member banks. The change also includes increases in FDIC insurance and information technology costs, partially offset by decreases in other losses, director expenses, and advertising. In November 2006, the FDIC issued a final rule, effective January 1, 2007 that created a new deposit insurance premium system for banks. The new assessment system results in annual assessments to the Bank of 5 to 7 basis points per $100 of insured deposits. In 2006, other non-interest expense increased $353 thousand, or 9.8%, over 2005. The change includes a $105 thousand loss on lease, moving expenses relating to the Bank’s new facility, other regulatory costs, special events, loss on disposal of assets relating to the move, partially offset by a decline in advertising and other processing costs.

Provision for Income Taxes

Bancorp reported a provision for income taxes of $7.8 million, $6.7 million, and $7.4 million for the years 2007, 2006 and 2005, respectively. The effective tax rates were 38.7%, 35.9% and 38.6% at December 31, 2007, 2006 and 2005, respectively. These provisions reflect accruals for taxes at the applicable rates for Federal income and California franchise taxes based upon reported pre-tax income, and adjusted for the effects of all permanent differences between income for tax and financial reporting purposes (such as earnings on qualified municipal securities and certain life insurance products). Therefore, there are normal fluctuations in the effective rate from period to period based on the relationship of net permanent differences to income before tax. The majority of the reduction in the provision for income taxes from 2005 to 2006 pertains to one-time prior-period tax benefits, including interest on enterprise zone loans for 2002 through 2005. The Bank has not been subject to an alternative minimum tax (AMT). See Note 12 of the Notes to Financial Statements for additional discussion of Provision for Income Taxes.

Short-period Federal and California tax returns will be filed for the Bank for the period ending July 1, 2007.  Thereafter, consolidated returns will be filed for Bancorp and the Bank. Bancorp and the Bank have entered into a tax allocation agreement which provides that income taxes shall be allocated between the parties on a separate entity basis.  The intent of this agreement is that each member of the consolidated group will incur no greater tax liability than it would have incurred on a stand-alone basis.

FINANCIAL CONDITION

Investment Securities

The Bank maintains an investment securities portfolio to provide liquidity and earnings on funds that have not been loaned. Management determines the maturities and the types of securities to be purchased based on the need for liquidity to fund loans and the desire to attain a high investment yield. Table 7 shows the makeup of the securities portfolio at December 31, 2007 and 2006.

Page - 17

BANK OF MARIN BANCORP
2007 ANNUAL REPORT

Table 7	Investment Securities

Type and Maturity Grouping	December 31, 2007				December 31, 2006
	Principal	Book	Market	Average	Principal	Book	Market	Average
(Dollars in thousands)	Amount	Value (2)	Value	Yield	Amount	Value (2)	Value	Yield
Held to maturity
State and municipal (1)
Due within 1 year	$1,010	$1,010	$1,017	4.81%	$1,810	$1,814	$1,820	4.76%
Due after 1 but within 5 years	4,990	5,165	5,200	3.34	4,585	4,761	4,747	3.54
Due after 5 but within 10 years	3,340	3,391	3,470	3.94	3,150	3,271	3,311	3.79
Due after 10 years	3,550	3,616	3,551	3.44	3,210	3,317	3,238	3.34
Total	12,890	13,182	13,238	3.64	12,755	13,163	13,116	3.73
Corporate debt securities and other
Due within 1 year	---	---	---	---	1,000	996	1,008	7.57
Due after 1 but within 5 years	---	---	---	---	---	---	---	---
Due after 5 but within 10 years	---	---	---	---	---	---	---	---
Due after 10 years	---	---	---	---	---	---	---	---
Total	---	---	---	---	1,000	996	1,008	7.57
Total held to maturity	12,890	13,182	13,238	3.64	13,755	14,159	14,124	4.01
Available for sale
U. S. Treasury
Due within 1 year	---	---	---	---	2,500	2,511	2,504	2.38
Due after 1 but within 5 years	---	---	---	---	---	---	---	---
Due after 5 but within 10 years	---	---	---	---	---	---	---	---
Due after 10 years	---	---	---	---	---	---	---	---
Total	---	---	---	---	2,500	2,511	2,504	2.38
U. S. government agencies
Due within 1 year	17,386	17,388	17,376	4.76	8,024	8,023	7,938	3.06
Due after 1 but within 5 years	44,010	44,285	44,045	4.93	42,377	42,558	41,963	4.59
Due after 5 but within 10 years	4,623	4,575	4,619	5.58	13,113	13,277	13,095	5.04
Due after 10 years	8,573	8,715	8,475	5.41	5,803	5,884	5,782	3.92
Total	74,592	74,963	74,515	4.99	69,317	69,742	68,778	4.44
Corporate CMOs
Due within 1 year	---	---	---	---	2,165	2,165	2,128	5.25
Due after 1 but within 5 years	2,483	2,487	2,474	5.38	737	741	737	5.92
Due after 5 but within 10 years	---	---	---	---	---	---	---	---
Due after 10 years	---	---	---	---	1,072	1,072	1,067	5.13
Total	2,483	2,487	2,474	5.38	3,974	3,978	3,932	5.34
Corporate debt securities and other
Due within 1 year	10,000	10,000	10,000	5.60	---	---	---	---
Due after 1 but within 5 years	---	---	---	---	---	---	---	---
Due after 5 but within 10 years	---	---	---	---	---	---	---	---
Due after 10 years	---	---	---	---	---	---	---	---
Total	10,000	10,000	10,000	5.60	---	---	---	---
Total available for sale	87,075	87,450	86,989	5.07	75,791	76,231	75,214	4.42
Total	$99,965	$100,632	$100,227	4.88%	$89,546	$90,390	$89,338	4.36%

(1) Interest income and yields on tax-exempt securities are not presented on a tax-equivalent basis.  Maturities for securities are based on expected versus contractual maturities.

(2) Book value reflects cost, adjusted for accumulated amortization and accretion.  No securities are less than investment grade.

The Bank's investment securities portfolio, consisting primarily of U.S. government agencies, state and municipal securities, corporate debt securities and corporate collateralized mortgage obligations (CMO’s), increased $10.8 million or 12.1% in 2007.  U.S. government agency securities made up 74.4% of the portfolio and increased by $5.7 million.  Corporate debt securities made up 10.0% of the portfolio.  Corporate collateralized mortgage obligation securities made up 2.5% of the portfolio and decreased by $1.5 million, while state and municipal securities increased by $19 thousand and represented 13.1% of the portfolio.  The weighted average maturity of the portfolio at December 31, 2007 was approximately fifty-one months.

Page - 18

BANK OF MARIN BANCORP
2007 ANNUAL REPORT

Total mortgage backed securities in the portfolio at December 31, 2007 were $54.4 million which consisted of $8.4 million pass-through securities issued by FNMA and FHLMC (Federal Home Loan Mortgage Corporation), $43.5 million other mortgage backed securities issued or guaranteed by FNMA, FHLMC, or GNMA, and $2.5 million of collateralized mortgage obligations issued by corporations.  See Note 2 of the Notes to Financial Statements for more information on investment securities.

Loans

Although loans other than indirect auto loans increased $89.2 million, loans overall only increased by $5.5 million from December 31, 2006 to December 31, 2007 due to the sale of the indirect auto portfolio. In the first quarter of 2007, the Bank elected to adopt the SFAS No. 159 and record its indirect auto portfolio at fair value. In connection with this event, an unrealized loss of $3.5 million was recorded as a reduction of loans, and the allowance for loan losses was reduced by $1.0 million. These changes were recorded, net of tax, as a reduction to retained earnings.

Commercial loans increased by $6.9 million in 2007 compared to 2006, and real estate loans increased by $78.0 million in the same period. The increase in commercial loan totals resulted from a targeted emphasis on commercial and industrial lending, specifically asset-based lines of credit, as well as the opening of the San Francisco loan production office. Commercial real estate loans increased due to ongoing demand complemented by opportunities that surfaced as a result of the Bank’s active involvement in its trade area. The Bank seeks to maintain a loan portfolio that is well balanced in terms of borrowers, collateral and maturities.  Approximately 84% and 75% of the Bank's outstanding loans are secured by real estate at December 31, 2007 and 2006, respectively. Of the real estate loans, 46% are non-owner occupied commercial real estate loans, 23% are owner occupied commercial real estate loans, 17% are construction loans, 8% are personal real estate loans and 6% are home equity loans.  The Bank's commercial real estate loan portfolio is weighted towards term loans for which the primary source of repayment is cash flow from net operating income of the real estate property.  Table 8 shows an analysis of loans by type.

Table 8	Loans Outstanding by Type at December 31

(In thousands)	2007	2006	2005	2004	2003
Commercial loans	$124,336	$117,391	$144,510	$120,006	$105,847
Real estate
Commercial	389,741	311,692	282,564	250,326	196,703
Construction	97,153	116,790	112,116	81,549	44,471
Residential	78,860	58,912	36,304	30,692	28,052
Installment
Indirect Auto loans	---	84,141	77,612	68,769	49,617
Other installment	34,788	30,852	33,555	25,615	26,191
Total loans	724,878	719,778	686,661	576,957	450,881
Less Allowance for loan losses	7,575	8,023	7,115	6,110	5,458
Net Loans	$717,303	$711,755	$679,546	$570,847	$445,423

Table 9 shows a slightly more even split between fixed rate and variable rate loans within the portfolio in 2007 when compared to 2006. In 2007, the Bank's fixed rate loans were 50.8% of the portfolio, and the variable portion was 49.2%. The large majority of the variable rate loans are tied to independent indices (such as the Wall Street Journal prime rate or the Treasury Constant Maturities). Substantially all loans with an original term of more than five years have provisions for the fixed rates to reset, or convert to a variable rate, after one, three or five years.

Page - 19

BANK OF MARIN BANCORP
2007 ANNUAL REPORT

Table 9	Loan Portfolio Maturity Distribution and Interest Rate Sensitivity

	December 31, 2007				December 31, 2006
	Fixed	Variable			Fixed	Variable
(In thousands)	Rate	Rate	Total	Percent	Rate	Rate	Total	Percent
Due within 1 year	$60,885	$110,827	$171,712	23.7%	$80,688	$113,872	$194,560	27.0%
Due after 1 but within 5 years	111,150	92,687	$203,837	28.1%	136,569	86,862	223,431	31.0%
Due after 5 years	196,011	153,318	$349,329	48.2%	165,562	136,225	301,787	42.0%
Total	$368,046	$356,832	$724,878	100.0%	$382,819	$336,959	$719,778	100.0%
Percentage	50.77%	49.23%	100.00%		53.20%	46.80%	100.00%

Note:  The "Due within 1 year" data includes demand loans, overdrafts and past due loans.

Allowance for Loan Losses

Credit risk is inherent in the business of lending.  As a result, the Bank maintains an allowance for loan losses to absorb losses inherent in the Bank's loan portfolio. This is maintained through periodic charges to earnings. These charges are shown in the Statement of Operations as provision for loan losses.  All specifically identifiable and quantifiable losses are immediately charged off against the allowance.  The balance of the Bank's allowance for loan losses is an estimate of the remaining losses inherent in the portfolio.

The allowance for loan losses as a percent of total loans at December 31, 2007 was 1.05% versus 1.11% at the end of 2006. At December 31, 2005, the allowance for loan losses as a percent of total loans was 1.04%. Based on the current conditions of the loan portfolio, management believes that the $7.6 million allowance for loan losses at December 31, 2007 is adequate to absorb losses inherent in the Bank's loan portfolio. No assurance can be given, however, that adverse economic conditions or other circumstances will not result in increased losses in the portfolio. Table 10 shows the activity in the allowance for loan losses for each of the years in the five-year period ended December 31, 2007. At December 31, 2007, the Bank had one non-accrual loan of $144 thousand. At December 31, 2006, the Bank had one non-accrual loan of $49 thousand.

With the adoption of SFAS No. 159, the indirect auto loan portfolio was recorded at fair value. As a result, an unrealized loss of $3.5 million was recorded as a reduction of loans, and the allowance for loan losses was reduced by $1.0 million, which is reflected in the table below. See Note 15 of the Notes to Financial Statements for additional information.

Page - 20

BANK OF MARIN BANCORP
2007 ANNUAL REPORT

Table 10	Allowance for Loan Losses at December 31

(Dollars in thousands)	2007	2006	2005	2004	2003
Beginning balance	$8,023	$7,115	$6,110	$5,458	$5,035
Cumulative-effect adjustment of adoption of SFAS No. 159	$(1,048)
Provision charged to expense	685	1,266	1,541	934	685
Loans charged off
Commercial	---	(172)	(362)	(6)	(146)
Construction	---	---	---	---	---
Real estate	---	---	---	---	---
Installment	(115)	(424)	(402)	(421)	(230)
Total	(115)	(596)	(764)	(427)	(376)
Loan loss recoveries
Commercial	---	35	6	1	14
Construction	---	---	---	---	---
Real estate	---	---	---	---	---
Installment	30	203	222	144	100
Total	30	238	228	145	114
Net loans charged off	(85)	(358)	(536)	(282)	(262)
Ending balance	$7,575	$8,023	$7,115	$6,110	$5,458

Total loans outstanding at end of year, before deducting allowance for loan losses	$724,878	$719,778	$686,661	$576,957	$450,881

Average total loans outstanding during year	$703,087	$701,732	$640,694	$514,299	$434,908

Ratio of allowance for loan losses to total loans at end of year	1.05%	1.11%	1.04%	1.06%	1.21%

The Components of the Allowance for Loan Losses

As stated previously in “Critical Accounting Policies,” the overall allowance consists of a specific allowance, an allowance factor, and an allowance for changing environmental factors. The first component, the specific allowance, results from the analysis of identified problem credits and the evaluation of sources of repayment including collateral, as applicable. Through management’s ongoing loan grading process, individual loans are identified that have conditions that indicate the borrower may be unable to pay all amounts due under the contractual terms. These loans are evaluated individually by management and specified allowances for loan losses are established where applicable.

The second component, the allowance factor, is an estimate of the probable inherent losses across the major loan categories in the Bank’s loan portfolio. This analysis is based on loan grades by pool and current general economic and business conditions. Confirmation of the quality of the Bank’s grading process is obtained by independent reviews conducted by consultants specifically hired for this purpose and by various bank regulatory agencies. This analysis covers the Bank’s entire loan portfolio but excludes any loans that were analyzed individually for specific allowances as discussed above. The total amount allocated for this component is determined by applying loss estimation factors to outstanding loans.

There are limitations to any credit risk grading process. The number of loans makes it impractical to review every loan every quarter. Therefore, it is possible that some currently performing loans not recently graded will not be as strong as their last grading and an insufficient portion of the allowance will have been allocated to them. Grading and loan review often must be done without knowing whether all relevant facts are at hand. Troubled borrowers may deliberately or inadvertently omit important information from reports or conversations with lending officers regarding their financial condition and the diminished strength of repayment sources.

The third component of the allowance for credit losses is an economic component that is not allocated to specific loans or groups of loans, but rather is intended to absorb losses caused by portfolio trends, concentration of credit, growth, and economic trends.

Page - 21

BANK OF MARIN BANCORP
2007 ANNUAL REPORT

At December 31, 2007, the allowance for loan losses was $7.6 million consisting of a specific allowance of zero, an allowance factor of $6.0 million, and an economic allowance of $1.6 million. At December 31, 2006, the allowance for loan losses was $8.0 million consisting of a specific allowance of zero, an allowance factor of $6.3 million, and an economic allowance of $1.7 million.

Table 11 shows the allocation of the allowance by loan type as well as the percentage of total loans in each of the same loan types.

Table 11	Allocation of Allowance for Loan Losses

	December 31, 2007		December 31, 2006		December 31, 2005		December 31, 2004		December 31, 2003
		Loans as		Loans as		Loans as		Loans as		Loans as
	Allowance	percent	Allowance	percent	Allowance	percent	Allowance	percent	Allowance	percent
	balance	of total	balance	of total	balance	of total	balance	of total	balance	of total
(Dollars in thousands)	allocation	loans	allocation	loans	allocation	loans	allocation	loans	allocation	loans
Commercial	$1,989	17.2%	$1,923	16.3%	$2,510	21.1%	$2,320	20.8%	$2,288	23.4%
Construction	1,659	13.4	1,995	16.2	1,764	16.3	1,315	14.1	734	9.8
Real Estate	3,292	64.6	2,533	51.5	1,435	46.4	1,260	48.7	1,319	44.2
Installment	635	4.8	1,572	16.0	1,406	16.2	1,215	16.4	1,117	22.6
Total allowance for loan losses	$7,575		$8,023		$7,115		$6,110		$5,458
Total percent		100.00%		100.00%		100.00%		100.00%		100.00%

Deposits

Deposits increased by $97.9 million at December 31, 2007, as compared to December 31, 2006.  The 2007 year-end deposit balance includes a $53.0 million short-term deposit placed with the Bank in December. Deposits are used to fund the Bank's interest earning assets. The Bank does not accept brokered deposits and has only a nominal amount of public funds. Tables 12 and 13 show the relative composition of the Bank's average deposits for the years 2007, 2006 and 2005, and the maturity groupings for the Bank's time deposits of $100,000 or more.

Table 12	Distribution of Average Deposits

	Year ended December 31,
	2007		2006		2005
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Demand	$204,147	26.1%	$205,512	27.7%	$185,873	26.3%
Interest checking	76,673	9.8	75,336	10.1	70,710	10.0
Savings	43,754	5.6	58,881	7.9	79,482	11.3
Money market	370,837	47.5	299,146	40.3	253,683	35.9
Time deposits
Less than $100,000	37,417	4.8	40,732	5.5	39,683	5.6
$100,000 or more	48,851	6.2	63,473	8.5	76,619	10.9
Total time deposits	86,268	11.0	104,205	14.0	116,302	16.5
Total Average Deposits	$781,679	100.0%	$743,080	100.0%	$706,050	100.0%

Note: Refer to Table 2 for the average amount of and the average rate paid on each deposit category.

Table 13	Maturities of Time Deposits of $100,000 or more at December 31

	December 31,
(Dollars in thousands)	2007	2006	2005
Three months or less	$19,431	$19,041	$47,155
Over three months through six months	10,638	12,063	7,249
Over six months through twelve months	13,164	15,023	16,729
Over twelve months	7,437	7,912	20,795
Total	$50,670	$54,039	$91,928

Page - 22

BANK OF MARIN BANCORP
2007 ANNUAL REPORT

Commitments

The following is a summary of the Bank's contractual commitments as of December 31, 2007.

Table 14	Contractual Obligations at December 31

	Payments due by period
(Dollars in thousands)	<1 year	1-3 years	4-5 years	>5 years	Total
Operating leases	$2,175	$3,853	$2,666	$11,139	$19,833
Subordinated debt	---	---	---	5,000	5,000
Total	$2,175	$3,853	$2,666	$16,139	$24,833

The contract amount of loan commitments not reflected on the Statement of Condition was $224.5 million at December 31, 2007, and $218.8 million at December 31, 2006.

As permitted or required under California law and to the maximum extent allowable under that law, Bancorp has certain obligations to indemnify its current and former officers and directors for certain events or occurrences while the officer or director is, or was serving, at Bancorp’s request in such capacity. These indemnification obligations are valid as long as the director or officer acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The maximum potential amount of future payments Bancorp could be required to make under these indemnification obligations is unlimited; however, Bancorp has a director and officer insurance policy that mitigates Bancorp’s exposure and enables Bancorp to recover a portion of any future amounts paid. Bancorp believes the estimated fair value of these indemnification obligations is minimal.

Capital Adequacy

As discussed in Note 16 of the Notes to Financial Statements, the Bank’s capital ratios are above regulatory guidelines to be considered "well capitalized" and Bancorp’s ratios exceed the required minimum ratios for capital adequacy purposes.  The Bank’s total risk based capital ratio decreased from 12.56% at December 31, 2006, to 11.61% at December 31, 2007.  The decline in the risk based capital ratio is due primarily to share repurchases under approved stock repurchase programs.  Bancorp’s total risk based capital ratio at December 31, 2007 was 12.06%.  See Notes 9 and 16 of the Notes to Financial Statements.

Liquidity

The goal of liquidity management is to provide adequate funds to meet both loan demands and unexpected deposit withdrawals.  This goal is accomplished by maintaining an appropriate level of liquid assets, and formal lines of credit with correspondent banks that enable the Bank to borrow funds as needed. The Bank’s Asset/Liability Management Committee is responsible for establishing and monitoring the Bank’s liquidity targets and strategies.

Bank management regularly adjusts its investments in liquid assets based upon its assessment of expected loan demand, expected deposit flows, yields available on interest-earning securities and the objectives of the Bank’s asset/liability management program.

The Bank obtains funds from the repayment and maturity of loans as well as deposit inflows, investment security maturities and paydowns, Federal funds purchased, FHLB advances, and other borrowings. In the year ended December 31, 2007, an additional source of liquidity was the sale of the indirect auto portfolio. The Bank’s primary uses of funds are the origination of loans, the purchase of investment securities, maturing CDs, demand deposit withdrawals, repayment of borrowings and dividends to common shareholders.

The Bank must retain and attract new deposits, which depends upon the variety and effectiveness of its customer account products, service and convenience, and rates paid to customers. Any decline in retail deposit funding would adversely impact the Bank’s liquidity. Bank management anticipates that Federal funds purchased and FHLB advances will continue to be important sources of funding in the future, and management expects there to be adequate collateral for such funding requirements. A decline in Bancorp’s or the Bank’s credit rating would adversely affect the Bank’s ability to borrow and/or the related borrowing costs, thus impacting the Bank’s liquidity.

Page - 23

BANK OF MARIN BANCORP
2007 ANNUAL REPORT

As presented in the accompanying consolidated statements of cash flows, the sources of liquidity vary between periods. Consolidated cash and cash equivalents at December 31, 2007 and December 31, 2006 totaled $76.3 million and $38.8 million, respectively. The primary sources of funds during the year ended December 31, 2007 were $100.0 million in the sale of securities available for sale, a $97.9 million increase in deposits (including a $53.0 million short-term deposit placed with the Bank in December 2007), $78.6 million from the sale of the indirect auto and Visa portfolios and $27.4 million from paydowns and maturities of securities. The primary uses of funds were $135.8 million in investment securities purchases, $86.2 million in loan originations (net of principal collections), $39.4 million payoff of Federal funds purchased and FHLB advances and $13.5 million in repurchases of common stock.

At December 31, 2007, the Bank’s cash and cash equivalents, Federal funds sold and unpledged assets maturing within one year totaled $104.0 million. The remainder of the unpledged securities portfolio of $51.0 million provides additional liquidity. At year-end 2006, the Bank’s cash, Federal funds sold and unpledged securities maturing within one year totaled $51.5 million.  The remainder of the unpledged securities portfolio of $57.5 million at December 31, 2006 provided additional liquidity. Taken together, these liquid assets equaled 16.6% and 12.4% of the Bank’s assets at December 31, 2007 and 2006 respectively. The increase in liquid assets as a percent of total assets at December 31, 2007 is primarily related to a short-term deposit placed with the Bank at the end of December 2007.

The Bank anticipates that cash and cash equivalents on hand and its sources of funds will provide adequate liquidity for its operating, investing and financing needs and its regulatory liquidity requirements for the foreseeable future. Management monitors the Bank's liquidity position daily, balancing loan fundings/payments with changes in deposit activity and overnight investments. The Bank's emphasis on local deposits combined with its 9.3% equity capital base, provides a very stable funding base. In addition to cash and cash equivalents, the Bank has substantial additional borrowing capacity including unsecured lines of credit totaling $65.0 million with correspondent banks and a $3.7 million line of credit with the Federal Reserve Bank to borrow overnight, which were not drawn upon at December 31, 2007. The Bank is a member of the Federal Home Loan Bank of San Francisco (FHLB) and has a line of credit (secured under terms of a blanket collateral agreement by a pledge of loans) for advances of $184.8 million, which was unused as of December 31, 2007, at an interest rate that is determined daily.  Borrowings under the line are limited to eligible collateral.

As of December 31, 2007, the Bank had undisbursed loan commitments of $224.5 million, including $118.4 million under commercial lines of credit (these commitments are contingent upon customers maintaining specific credit standards), $59.6 million under revolving home equity lines, and $35.2 million under undisbursed construction loans. These commitments, to the extent used, are expected to be funded through current liquidity, repayment of existing loans and normal deposit growth. Over the next twelve months $69.3 million of time deposits will mature. The Bank expects these funds to be replaced with new time or savings accounts.

The primary source of funds for Bancorp is dividends from the Bank.  The primary uses of funds are shareholder dividends, stock repurchases and ordinary operating expenses.  Management anticipates that there will be sufficient earnings at the Bank level to provide dividends to Bancorp to meet its funding requirements for the foreseeable future.

Market Risk Management

Bancorp’s most significant form of market risk is interest rate risk. The risk is inherent in its deposit and lending activities.  Bancorp’s management together with the Asset Liability Management Committee (ALCO), which is comprised of certain directors of the Bank, has sought to manage rate sensitivity and maturities of assets and liabilities to minimize the exposure of its earnings and capital to changes in interest rates. Additionally, interest rate risk exposure is managed with the goal of minimizing the impact of interest rate volatility on its net interest margin.

Page - 24

BANK OF MARIN BANCORP
2007 ANNUAL REPORT

Activities in asset and liability management include, but are not limited to, lending, accepting deposits and investing in securities. Interest rate risk is the primary market risk associated with asset and liability management. Sensitivity of net interest income (NII) and Capital to interest rate changes results from differences in the maturity, or repricing, of asset and liability portfolios. To mitigate interest rate risk, the structure of the Statement of Condition is managed with the objective of correlating the movements of interest rates on loans and investments with those of deposits. The asset and liability policy sets limits on the acceptable amount of change to NII and Capital in changing interest rate environments. The Bank uses simulation models to forecast NII and Capital.

Exposure to interest rate risk is reviewed at least quarterly by the ALCO and the Board of Directors. They utilize interest rate sensitivity simulation models as a tool for achieving these objectives and for developing ways in which to improve profitability. A simplified statement of condition is prepared on a quarterly basis as a starting point, using as inputs, actual loans, investments and deposits. If potential changes to net equity value and net interest income resulting from hypothetical interest changes are not within the limits established by the Board of Directors, management may adjust the asset and liability mix to bring interest rate risk within approved limits.

In the simulation of NII and Capital under various interest rate scenarios, the simplified statement of condition is processed against at least six interest rate change scenarios. In addition to a flat rate scenario, which assumes interest rates are unchanged, the six scenarios include three 100 basis point increases and three 100 basis point decreases. Each of these scenarios assumes that the change in interest rates is immediate and interest rates remain at the new levels.

Table 15 summarizes the effect on NII and Capital due to changing interest rates as measured against the flat rate scenario.

Table 15	Effect of Interest Rate Change on Net Interest Income and Capital

	Estimated change in NII		Estimated change in capital
	(as percent of NII)		(as percent of capital)
Changes in Interest	at December 31,		at December 31,
Rates (in basis points)	2007	2006	2007	2006
up 300	1.0%	(9.0)%	0.5%	(4.3)%
up 200	0.6%	(5.9)%	0.3%	(2.8)%
up 100	0.3%	(3.0)%	0.2%	(1.4)%
unchanged	---	---	---	---
down 100	(1.0)%	(0.5)%	(0.5)%	(0.2)%
down 200	(2.1)%	(1.9)%	(1.1)%	(0.9)%
down 300	(3.6)%	(3.0)%	(1.9)%	(1.4)%

The above table estimates the impact of interest rate changes. The estimated changes are within the Bank’s policy guidelines established by ALCO. The table indicates that the Bank is slightly asset sensitive in a declining rate environment. This situation reflects the relatively high level of Fed funds sold at December 31, 2007 which reprice immediately when rates decline. The sensitivity will mitigate somewhat as Federal funds sold decline. In 2006, it was estimated that in 2007, the Bank would be somewhat liability sensitive when rates rose, and slightly asset sensitive when rates declined. This was driven, in great part, by assumptions made as to how the Bank would respond to competitive pressures in the marketplace under various interest rate scenarios.

As with any simulation model or other method of measuring interest rate risk, certain limitations are inherent in the process. For example, although certain of the Bank's assets and liabilities may have similar maturities or repricing time frames, they may react differently to changes in market interest rates. In addition, the changes in interest rates on certain categories of either the Bank's assets or liabilities may precede or lag changes in market interest rates.

Also, the actual rates and timing of prepayments on loans and investment securities could vary significantly from the assumptions used in the various scenarios. Further, changes in US Treasury rates accompanied by a change in the shape of the yield curve could produce different results from those presented in the table. Accordingly, the results presented should not be relied upon as indicative of actual results in the event of changing market interest rates.

Page - 25

BANK OF MARIN BANCORP
2007 ANNUAL REPORT

Interest rate sensitivity is a function of the repricing characteristics of the Bank's assets and liabilities. One aspect is the time frame within which the interest earning assets and interest bearing liabilities are subject to change in interest rates at repricing or maturity. An analysis of the repricing time frames is called a "gap" analysis because it shows the gap between the amounts of assets and liabilities repricing in each of several periods of time. Another aspect is the relative magnitude of the repricing for each category of interest earning asset and interest bearing liability given various changes in market rates. Gap analysis gives no indication of the relative magnitude of repricing. Interest rate sensitivity management focuses on the maturity of assets and liabilities and their repricing during periods of change in market rates. Interest rate sensitivity gaps are calculated as the difference between the amounts of assets and liabilities that are subject to repricing during various time periods.

Table 16 shows the Bank's repricing gaps as of December 31, 2007.  Due to the limitations of gap analysis, as described above, the Bank does not generally use it in managing interest rate risk. Instead the Bank relies on the more sophisticated simulation model described above as its primary tool in measuring and managing interest rate risk.

Table 16	Interest Rate Sensitivity

	1-30	31-90	91-180	181-365	Over
(Dollars in thousands)	Days	Days	Days	Days	one year	Total
At December 31, 2007
Interest Earning Assets
Funds sold	$47,500	$ ---	$ ---	$ ---	$ ---	$47,500
Investment securities	20,003	4,989	1,648	1,746	71,785	100,171
Loans	179,293	8,134	16,651	47,872	472,928	724,878
Total	246,796	13,123	18,299	49,618	544,713	872,549
Interest Bearing Liabilities
Transaction and savings deposits	531,429	---	---	---	---	531,429
Other borrowings	---	5,000	---	---	---	5,000
Time deposits less than $100,000	3,286	7,316	8,113	7,637	5,919	32,271
Time deposits $100,000 or more	11,409	8,129	10,532	12,886	7,714	50,670
Total	546,124	20,445	18,645	20,523	13,633	619,370
Demand Deposits	---	---	---	---	220,272	220,272
Sensitivity for period	(299,328)	(7,322)	(346)	29,095	310,808	32,907
Sensitivity - cumulative	$(299,328)	$(306,650)	$(306,996)	$(277,901)	$32,907

Deferred Compensation Obligations

The Bank maintains a nonqualified, unfunded deferred compensation plan for certain key management personnel.  Under this plan, participating employees may defer compensation, which will entitle them to receive certain payments upon retirement, death, or disability.  The plan provides for payments for up to fifteen years commencing upon retirement and reduced benefits upon early retirement, disability, or termination of employment. The participating employee may elect to receive payments over periods not to exceed fifteen years. At December 31, 2007, the Bank's aggregate payment obligations under this plan totaled $2.2 million.

Off Balance Sheet Arrangements

The Bank makes commitments to extend credit in the normal course of business to meet the financing needs of its customers.  For additional information, see Note 17 of the Notes to Financial Statements.

Page - 26

BANK OF MARIN BANCORP
2007 ANNUAL REPORT

Borrowings

Short-term borrowings consist primarily of Federal funds purchased and borrowings from the FHLB of San Francisco.

Federal Home Loan Bank Borrowings
At December 31, 2007, the Bank had no overnight borrowings with the FHLB compared to $29.4 million at December 31, 2006. Based on a blanket collateral agreement by a pledge of loans, at December 31, 2007 the FHLB line provided for maximum borrowings of approximately $184.8 million.

Federal Funds Purchased from Correspondent Banks
The Bank has available unsecured lines of credit totaling $65.0 million for Federal funds transactions with correspondent banks.  At December 31, 2007, no Federal funds were purchased by the Bank.

Federal Reserve Line of Credit
The Bank also has available a line of credit with the Federal Reserve Bank totaling $3.7 million at December 31, 2007, secured by an agency security.

Subordinated Debt
On June 17, 2004, the Bank issued a 15-year, $5 million subordinated debenture through a pooled trust preferred program.  The interest rate on the debentures is paid quarterly at the three-month LIBOR plus 2.48%.  The debenture is subordinated to the claims of depositors and other creditors of the Bank.  The principal is due on June 17, 2019.

Page - 27

BANK OF MARIN BANCORP
2007 ANNUAL REPORT

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of
Bank of Marin Bancorp

We have audited the accompanying consolidated statements of condition of Bank of Marin Bancorp and subsidiary, (Bancorp) as of December 31, 2007 and 2006 and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007. We have also audited Bank of Marin Bancorp’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Bank of Marin Bancorp’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on these financial statements and an opinion on the effectiveness of the Bancorp’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of the effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bank of Marin Bancorp as of December 31, 2007 and 2006 and the results of their operations and cash flows for each of the three years in the three-year period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.  Also, in our opinion Bank of Marin Bancorp maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control – Integrated Framework issued by the COSO.

As discussed in Note 1 to the financial statements, effective January 1, 2006, Bancorp changed its method of accounting for share-based payment arrangements to conform to Statement of Financial Accounting Standard No. 123(R), Share–Based Payments. As discussed in Note 15 to the consolidated financial statements, effective January 1, 2007, Bancorp adopted the provisions of SFAS No. 157, Fair Value Measurements and SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities.

/s/ Moss Adams
Stockton, California
March 12, 2008

Page - 28

BANK OF MARIN BANCORP
2007 ANNUAL REPORT

504 Redwood Blvd
Novato, CA 94949

March 12, 2008

To the Shareholders:

Management Report Regarding Internal Control and Compliance with Designated Laws and Regulations

Management of the Bank of Marin Bancorp (”Bancorp”) is responsible for preparing the Bancorp’s annual financial statements. Management is also responsible for establishing and maintaining internal control over financial reporting presented in conformity with both generally accepted accounting principles and regulatory reporting. Bancorp’s internal control contains monitoring mechanisms, and actions are taken to correct deficiencies identified.

There are inherent limitations in the effectiveness of any internal control, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even effective internal control can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, the effectiveness of internal control may vary over time.

Management assessed Bancorp’s internal control over financial reporting presented in conformity with both generally accepted accounting principles and regulatory reporting requirements as of December 31, 2007. The assessment was based on criteria for effective internal control over financial reporting described in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, Management believes that, as of December 31, 2007, Bancorp maintained effective internal control over financial reporting presented in conformity with both generally accepted accounting principles and regulatory reporting requirements. Management also believes that there was satisfactory compliance during 2007 with the designated laws and regulations.

/s/ Russell A. Colombo
Russell A. Colombo, President and Chief Executive Officer

/s/ Christina J. Cook
Christina J. Cook, EVP and Chief Financial Officer

Page - 29

BANK OF MARIN BANCORP
2007 ANNUAL REPORT

CONSOLIDATED STATEMENT OF CONDITION
at December 31, 2007 and December 31, 2006

(in thousands, except share data)	December 31, 2007	December 31, 2006

Assets
Cash and due from banks	$28,765	$37,283
Fed funds sold	47,500	1,500
Cash and cash equivalents	76,265	38,783

Investment securities
Held to maturity, at amortized cost	13,182	14,159
Available for sale (at fair market value, amortized cost $87,450 at 12/31/07and $76,231 at 12/31/06)	86,989	75,214
Total investment securities	100,171	89,373

Loans, net of allowance for loan losses of $7,575 at 12/31/07 and $8,023 at 12/31/06	717,303	711,755
Bank premises and equipment, net	7,821	8,446
Interest receivable and other assets	32,341	28,221

Total assets	$933,901	$876,578

Liabilities and Stockholders' Equity

Liabilities
Deposits
Non-interest bearing	$220,272	$206,201
Interest bearing
Transaction accounts	110,174	75,993
Savings and money market	421,255	365,850
Time	82,941	88,653
Total deposits	834,642	736,697

Federal funds purchased and Federal Home Loan Bank borrowings	---	39,400
Subordinated debenture	5,000	5,000
Interest payable and other liabilities	6,485	5,956

Total liabilities	846,127	787,053

Stockholders' Equity
Common stock, no par value
Authorized - 15,000,000 shares
Issued and outstanding - 5,122,971 shares at 12/31/07 and 5,366,416 at 12/31/06	51,059	61,355
Retained earnings	36,983	28,760
Accumulated other comprehensive loss, net	(268)	(590)

Total stockholders' equity	87,774	89,525

Total liabilities and stockholders' equity	$933,901	$876,578

The accompanying notes are an integral part of these consolidated financial statements.

Page - 30

BANK OF MARIN BANCORP
2007 ANNUAL REPORT

CONSOLIDATED STATEMENT OF OPERATIONS
for the fiscal years ended December 31, 2007, December 31, 2006 and December 31, 2005

(in thousands, except per share amounts)	December 31, 2007	December 31, 2006	December 31, 2005

Interest income
Interest and fees on loans held in portfolio	$52,668	$53,447	$44,988
Interest on auto loans held for sale	2,062	---	---
Interest on investment securities
U.S. Treasury securities	8	76	155
Securities of U.S. Government agencies	3,759	3,707	2,930
Obligations of state and political subdivisions (tax exempt)	479	558	808
Corporate debt securities and other	656	297	448
Interest on Federal funds sold	2,209	226	156
Total interest income	61,841	58,311	49,485

Interest expense
Interest on interest bearing transaction accounts	301	293	276
Interest on savings and money market deposits	14,161	10,979	5,530
Interest on time deposits	3,465	3,837	3,396
Interest on borrowed funds	1,172	1,469	841
Total interest expense	19,099	16,578	10,043

Net interest income	42,742	41,733	39,442
Provision for loan losses	685	1,266	1,541
Net interest income after provision for loan losses	42,057	40,467	37,901

Non-interest income
Service charges on deposit accounts	1,251	1,007	1,044
Wealth Management Services	1,229	1,067	958
Net gain on indirect auto and Visa portfolios	1,097	---	---
Other income	2,141	1,898	1,706
Total non-interest income	5,718	3,972	3,708

Non-interest expense
Salaries and related benefits	15,900	15,490	13,819
Occupancy and equipment	2,871	2,624	2,074
Depreciation and amortization	1,246	998	846
Data processing	1,657	1,537	1,330
Professional services	1,681	1,269	809
Other expense	4,318	3,973	3,620
Total non-interest expense	27,673	25,891	22,498
Income before provision for income taxes	20,102	18,548	19,111

Provision for income taxes	7,778	6,665	7,374
Net income	$12,324	$11,883	$11,737

Net income per common share:*
Basic	$2.38	$2.21	$2.28
Diluted	$2.31	$2.11	$2.12

Weighted average shares used to compute net income per common share:*
Basic	5,187	5,385	5,164
Diluted	5,330	5,639	5,516

Dividends declared per common share	$0.51	$0.46	$0.20

* 2005 was restated for the 5% stock dividend declared in April 2006.
The accompanying notes are an integral part of these consolidated financial statements.

Page - 31

BANK OF MARIN BANCORP
2007 ANNUAL REPORT

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
for the years ended December 31, 2005, December 31, 2006 and December 31, 2007

			Accumulated Other
				Comprehensive
	Common Stock		Retained	(Loss),
(dollar amounts in thousands)	Shares	Amount	Earnings	Net of Taxes	Total

Balance at December 31, 2004	4,609,685	$40,208	$25,640	$(240)	$65,608
Comprehensive income:
Net income	---	---	11,737		11,737
Other comprehensive income
Net change in unrealized loss on available for sale securities (net of tax benefit of $381)	---	---	---	(526)	(526)
Comprehensive income	---	---	11,737	(526)	11,211
Stock options exercised	106,709	1,351	---	---	1,351
Tax benefit from exercised stock options	---	680			680
Stock issued on 5% stock dividend declared on April 14	233,025	8,340	(8,357)	---	(17)
Cash dividends paid	---	---	(990)	---	(990)
Stock issued in payment of director fees	10,829	378	---	---	378
Balance at December 31, 2005	4,960,248	$50,957	$28,030	$(766)	$78,221
Comprehensive income:
Net income	---	---	11,883	---	11,883
Other comprehensive income
Net change in unrealized loss on available for sale securities (net of tax liability of $128)	---	---	---	176	176
Comprehensive income	---	---	11,883	176	12,059
Stock options exercised	258,207	3,307	---	---	3,307
Tax benefit from exercised stock options	---	1,394	---	---	1,394
Stock repurchased, including commission costs	(115,625)	(3,968)	---	---	(3,968)
Stock-based compensation	---	555	---	---	555
Stock issued on 5% dividend declared on April 13	250,658	8,678	(8,705)	---	(27)
Cash dividends paid	---	---	(2,448)	---	(2,448)
Stock issued in payment of director fees	12,928	432	---	---	432
Balance at December 31, 2006	5,366,416	$61,355	$28,760	$(590)	$89,525
Cumulative-effect adjustment of adoption of SFAS
No.159	---	---	(1,452)	---	(1,452)
Comprehensive income:
Net income	---	---	12,324	---	12,324
Other comprehensive income
Net change in unrealized loss on available for sale securities (net of tax liability of $234)	---	---	---	322	322
Comprehensive income	---	---	12,324	322	12,646
Stock options exercised	112,496	1,620	---	---	1,620
Tax benefit from exercised stock options	---	729	---	---	729
Stock repurchased, including commission costs	(365,823)	(13,483)	---	---	(13,483)
Stock issued under employee stock purchase plan	292	8	---	---	8
Stock-based compensation	---	502			502
Cash dividends paid	---	---	(2,649)	---	(2,649)
Stock issued in payment of director fees	9,590	328	---	---	328
Balance at December 31, 2007	5,122,971	$51,059	$36,983	$(268)	$87,774

The accompanying notes are an integral part of these consolidated financial statements.

Page - 32

BANK OF MARIN BANCORP
2007 ANNUAL REPORT

CONSOLIDATED STATEMENT OF CASH FLOWS
for the fiscal years ended December 31, 2007, December 31, 2006 and December 31, 2005

(in thousands)	December 31, 2007	December 31, 2006	December 31, 2005

Cash Flows from Operating Activities:
Net income	$12,324	$11,883	$11,737
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	685	1,266	1,541
Compensation payable in common stock	258	465	410
Stock-based compensation expense	502	555	---
Excess tax benefits from exercised stock options	(535)	(1,394)	---
Amortization and accretion of investment security premiums, net	150	487	821
Depreciation and amortization	1,246	998	846
Net gain on indirect auto and Visa portfolios	(1,097)	---	---
Net loss on disposition and sale of furniture and equipment	---	50	---
Net change in operating assets and liabilities:
Interest receivable	106	(257)	(621)
Interest payable	(1)	292	89
Deferred rent and other rent-related expenses	108	164	---
Other assets	(3,412)	(1,870)	(2,762)
Other liabilities	1,221	1,060	1,709
Total adjustments	(769)	1,816	2,033
Net cash provided by operating activities	11,555	13,699	13,770

Cash Flows from Investing Activities:
Purchase of securities held-to-maturity	(2,056)	(1,087)	(1,205)
Purchase of securities available-for-sale	(135,767)	(10,471)	(33,630)
Proceeds from paydowns/maturity of:
Securities held-to-maturity	2,925	8,663	15,915
Securities available-for-sale	24,505	22,011	19,511
Proceeds from sale of securities	100,000	---	992
Proceeds from sale of indirect auto and Visa loans	78,599	---	---
Loans originated and principal collected, net	(86,234)	(33,475)	(110,240)
Purchase of bank owned life insurance policies	---	(1,159)	(698)
Proceeds from disposition of assets	---	12	---
Additions to premises and equipment	(621)	(3,855)	(1,969)
Net cash used in investing activities	(18,649)	(19,361)	(111,324)

Cash Flows from Financing Activities:
Net increase in deposits	97,945	15,525	76,093
Proceeds from stock options exercised	1,620	3,307	2,031
Net (decrease) increase in Federal Funds purchased and Federal Home Loan Bank borrowings	(39,400)	8,400	13,200
Common stock repurchased	(13,483)	(3,968)	---
Dividends paid in cash	(2,649)	(2,448)	(990)
Stock issued under employee stock purchase plan	8	---	---
Cash paid for fractional shares	---	(27)	(17)
Excess tax benefits from exercised stock options	535	1,394	---
Net cash provided by financing activities	44,576	22,183	90,317

Net increase (decrease) in cash and cash equivalents	37,482	16,521	(7,237)
Cash and cash equivalents at beginning of period	38,783	22,262	29,499

Cash and cash equivalents at end of period	$76,265	$38,783	$22,262

Supplemental disclosure of cash flow information:
Cash paid for interest	$19,101	$16,285	$9,911
Cash paid for income taxes	$6,295	$6,075	$7,400

Non-Cash Transactions: The fiscal ended December 31, 2007 reflected a cumulative-effect adjustment of the adoption of SFAS No. 159, which included non-cash decreases to net loans of $2.5 million and retained earnings of $1.5 million, and a non-cash increase to other assets of $1.0 million. The fiscal year ended December 31, 2006 included non-cash increases to both fixed assets and other liabilities representing tenant improvements paid for by the landlord for the Bank's administrative facility totaling $617 thousand. This amount is amortized over the fifteen-year term of the lease.

The accompanying notes are an integral part of these consolidated financial statements.

Page - 33

BANK OF MARIN BANCORP
2007 ANNUAL REPORT

NOTES TO FINANCIAL STATEMENTS

Introductory Explanation

On July 1, 2007 (the “Effective Date”), a bank holding company reorganization was completed whereby Bank of Marin Bancorp (Bancorp) became the parent holding company for Bank of Marin ( the “Bank”), its sole subsidiary.  On the Effective Date, a tax-free exchange was completed whereby each outstanding share of the Bank was converted into one share of Bank of Marin Bancorp and the Bank became a wholly-owned subsidiary of the holding company. The information contained in the financial statements and accompanying footnotes for periods subsequent to the reorganization relate to consolidated Bank of Marin Bancorp. Periods prior to the reorganization relate to Bank of Marin only. The information is comparable for all periods as the sole subsidiary of Bancorp is the Bank.

The consolidated financial statements include the accounts of Bancorp and its wholly-owned bank subsidiary. All material intercompany transactions have been eliminated. In the opinion of Management, the consolidated financial statements contain all adjustments necessary to present fairly the financial position, results of operations, changes in stockholders’ equity and cash flows.  All adjustments are of a normal, recurring nature.

Note 1:	Summary of Significant Accounting Policies

Nature of Operations:  Bancorp, through its sole subsidiary, Bank of Marin (a California state-chartered bank), provides a wide range of financial services to customers, who are predominantly professionals, small and middle-market businesses, and individuals who work and/or reside in Marin and southern Sonoma counties. The Bank operates eight branches in Marin County and three in southern Sonoma County, as well as a loan production office in San Francisco. The accounting and reporting policies of Bancorp and Bank conform with generally accepted accounting principles and general practice within the banking industry.  A summary of the more significant policies follows.

Investment Securities are classified as "held to maturity," "trading securities" or "available for sale."  Investments classified as held to maturity are those that the Bank has the ability and intent to hold until maturity and are reported at cost, adjusted for the amortization or accretion of premiums or discounts.  Investments classified as trading securities are reported at fair value, with unrealized gains and losses included in earnings.  Investments classified as available for sale are reported at fair value, with unrealized gains and losses, net of related tax, if any, reported as a separate component of comprehensive income and included in stockholders' equity until realized.  For the majority of the Bank's securities, fair values are determined based upon quoted prices for similar securities.

At each financial statement date, management assesses each investment to determine if impaired investments are temporarily impaired or if the impairment is other than temporary based upon the positive and negative evidence available.  Evidence evaluated includes, but is not limited to, industry analyst reports, credit market conditions and interest rate trends.  A decline in the market value of any security below cost that is deemed other than temporary results in a charge to earnings and the corresponding establishment of a new cost basis for the security.  Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using the effective interest method.  Dividend and interest income are recognized when earned.  Realized gains and losses for securities are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

Loans are reported at the principal amount outstanding net of deferred fees and the allowance for loan losses.  Interest income is accrued daily using the simple interest method.  Loans are placed on non-accrual status when management believes that there is serious doubt as to the collection of principal or interest, or when they become contractually past due by 90 days or more with respect to principal or interest, except for loans that are both well secured and in the process of collection.  When loans are placed on non-accrual status, any accrued but uncollected interest is reversed from current-period interest income and additional income is recorded only after the loan is brought current or after all principal has been collected. Loan origination and commitment fees, offset by certain direct loan origination costs, are deferred and amortized as yield adjustments over the contractual lives of the related loans.

Page - 34

BANK OF MARIN BANCORP
2007 ANNUAL REPORT

Allowance for Loan Losses is based upon estimates of loan losses and is maintained at a level considered adequate to provide for probable losses inherent in the loan portfolio.  The allowance is increased by provisions charged to expense and reduced by net charge-offs.  In periodic evaluations of the adequacy of the allowance balance,  Management considers the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, current economic conditions and other factors. The allowance for loan losses is based on estimates and ultimate losses may vary from current estimates.

Management’s method for assessing the appropriateness of the allowance includes specific allowances for identified problem loans, an allowance factor for pools of credits and allowances for changing environmental factors (e.g., portfolio trends, concentration of credit, growth, economic factors, etc.).  Allowances for identified problem loans are based on specific analysis of individual credits.  Loss estimation factors for loan pools are based on analysis of local economic factors applicable to each loan pool.  Due to the Bank's minimal historic losses, loss estimation factors are based only in part on the previous historical loss experience for each pool.  Allowances for changing environmental factors are management's best estimate of the probable impact these changes have had on the loan portfolio as a whole.

Management considers a loan to be impaired when it is probable the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement.  For loans determined to be impaired, the extent of the impairment is measured based on the present value of expected future cash flows discounted at the loan's original effective interest rate or based on the loan's observable market price or the fair value of the collateral, if the loan is collateral dependent.  When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through an allocation of the allowance for loan losses.  ALCO reviews the adequacy of the allowance for loan losses at least quarterly, to include consideration of the relative risks in the portfolio and current economic conditions.  The allowance is adjusted based on that review if, in the judgment of the ALCO and management, changes are warranted.

Transfers of Financial Assets: The Bank has entered into certain participation agreements with other organizations. The Bank accounts for these transfers of financial assets as sales when control over the assets has been surrendered.  Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through either (a) an agreement to repurchase them before their maturity or (b) the ability to otherwise cause the holder to return specific assets. No gain or loss has been recognized by the Bank on the sale of these participation interests.

Premises and Equipment consist of leasehold improvements, furniture, fixtures and equipment and are stated at cost, less accumulated depreciation and amortization, which are calculated on a straight-line basis over the estimated useful life of the property or the term of the lease (if less).  Furniture and fixtures are depreciated over 8 years and equipment is generally depreciated over 3 to 20 years.  Leasehold improvements are amortized over the terms of the leases or their estimated useful lives, whichever is shorter.  When assets are sold or otherwise disposed of, the cost and related accumulated depreciation or amortization are removed from the accounts and any resulting gain or loss is recognized in income for the period.  The cost of maintenance and repairs is charged to expense as incurred.

Employee Stock Ownership Plan (ESOP) and Related Debt:  Bancorp accounts for shares acquired by its ESOP in accordance with the guidelines established by the American Institute of Certified Public Accountants Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans." As Bancorp recognizes compensation cost for the ESOP, these funds become committed for the purchase of Bancorp common shares into the plan.   To the extent that the fair value of Bancorp’s ESOP shares committed to be released differ from the cost of those shares, the differential is charged or credited to equity.  The ESOP may be externally leveraged and, as such, the ESOP debt is recorded as a liability and interest expense is recognized on such debt.  The ESOP shares not yet committed to be released are accounted for as a reduction in stockholders' equity.

Income Taxes reported in the financial statements are computed based on an asset and liability approach.  Bancorp recognizes the amount of taxes payable or refundable for the current year, and deferred tax assets and liabilities for the future tax consequences that have been recognized in the financial statement or tax returns.  The measurement of tax assets and liabilities is based on the provisions of enacted tax laws. Bancorp files consolidated federal and combined state income tax returns.

Page - 35

BANK OF MARIN BANCORP
2007 ANNUAL REPORT

Cash and Cash Equivalents include cash, due from banks and Federal funds sold .  At December 31, 2007, $851 thousand of cash and cash equivalents was pledged to collateralize interest rate swaps.

Earnings per share are based upon the weighted average number of common shares outstanding during each year.  The following table shows weighted average basic shares, potential common shares related to stock options, and weighted average diluted shares.  Basic earnings per share are based upon the weighted average number of common shares outstanding during each period.  Diluted earnings per share are based upon the weighted average number of common shares and potential common shares outstanding during each period.  Earnings per share and share amounts for 2005 have been retroactively adjusted for the 5% stock dividend in 2006.

(in thousands)	2007	2006	2005
Weighted average basic shares outstanding	5,187	5,385	5,164

Add: Potential common shares related to stock options	143	254	352
Weighted average diluted shares outstanding	5,330	5,639	5,516
Anti-dilutive shares not included in the calculation of diluted earnings per share	80	88	64

Net income	$12,324	11,883	11,737
Earnings per share (basic)	$2.38	$2.21	$2.28
Earnings per share (diluted)	$2.31	$2.11	$2.12

Share-Based Compensation On January 1, 2006, the Bank adopted the provisions of Statement of Financial Accounting Standard No. 123R (SFAS No. 123R) “Share-Based Payment,” which requires that all share-based payments to employees, including stock options, be recognized as an expense in the income statement based on the grant date fair value of the award with a corresponding increase in common stock.  The fair value, as defined in SFAS No.123R, is amortized over the implied service period, which is generally the vesting period. Prior to January 1, 2006, the Bank accounted for its share-based payments in accordance with APB Opinion No. 25, “Accounting for Stock Issued to Employees” under which no stock-based compensation was required to be recognized in net income for options granted that had an exercise price equal to the market value of the underlying common stock on the date of grant.

Under SFAS No. 123R, Bancorp determines fair value at grant date using the Black-Scholes pricing model that takes into account the stock price at the grant date, the exercise price, the expected life of the option, the volatility of the underlying stock, the expected dividend yield and the risk-free interest rate over the expected life of the option.  The Black-Scholes option valuation model requires the input of highly subjective assumptions, including the expected life of the stock based award and stock price volatility.  The assumptions used represent management’s best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if other assumptions had been used, the recorded stock-based compensation expense could have been materially different from that recorded in its financial statements.  In addition, Bancorp is required to estimate the expected vesting period.  If Bancorp’s actual forfeiture rate is materially different from the estimate, the share-based compensation expense could be materially different.

Upon adoption of SFAS No. 123R on January 1, 2006, the Bank elected the disclosure provisions using the modified-prospective-transition method.  Under that method, compensation cost recognized in 2006 includes a) compensation cost for all share-based option awards granted prior to, but not yet vested as of January 1, 2006 and b) compensation cost for all share-based option awards granted subsequent to January 1, 2006.

Page - 36

BANK OF MARIN BANCORP
2007 ANNUAL REPORT

The results for prior periods have not been restated. However, had compensation cost for the stock option plans been determined in accordance with SFAS No. 123R in 2005, the Bank’s net income and earnings per share would have been reduced to the pro forma amounts in the following table:

Year Ended
(in thousands except per share data)	December 31, 2005
Net income as reported	$11,737
Stock-based compensation expense, net of taxes	(833)
Pro forma net income	$10,904
Earnings per share*
As reported (basic)	$2.28
As reported (diluted)	$2.12
Pro forma (basic)	$2.11
Pro forma (diluted)	$1.98
Weighted average fair value of options granted during the year*	$11.06

* These numbers have been adjusted for the 5% stock dividend declared in April 2006.

Derivative Financial Instruments and Hedging Activities

Fair Value Hedges: Certain of the Bank's interest rate swap contracts that are designated as fair value hedges qualify for short-cut hedge accounting in accordance with SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities," as amended, as they are aligned to perfectly offset the change in the fair value of the designated fixed-rate loan.  The interest rate swaps are carried on the balance sheet at their fair value in other assets (when the fair value is positive) or in other liabilities (when the fair value is negative) and offset in other non-interest income.  As a result of interest rate fluctuations, the hedged fixed-rate loan will gain or lose market value.  In this fair value hedging strategy, this unrealized gain or loss in market value will be recorded as an adjustment to the hedged loan and offset in other non-interest income. Under this scenario, the change in fair value of the interest rate swap perfectly offsets the change in fair value of the loan, resulting in zero impact to net income.

Certain of the Bank’s interest rate swap contracts are designated as fair value hedges, whereby non-short cut accounting treatment is applied under SFAS No. 133.  The interest rate swaps are closely aligned to offset the change in the fair value of the designated fixed-rate loan and are tested for effectiveness on a quarterly basis.  The interest rate swaps are carried on the balance sheet at their fair value in other assets (when the fair value is positive) or in other liabilities (when the fair value is negative) and offset in interest income.  In this fair value hedging strategy, the unrealized gain or loss due to changes in fair value of the hedged fixed-rate loan is recorded as an adjustment to the hedged loan and offset in interest income.  Prior to loan funding, the yield maintenance agreement was carried on the balance sheet in other assets or other liabilities with the changes in fair value offset in interest income.  The fair value of the yield maintenance agreement upon loan funding and simultaneous designation remains on the balance sheet as an asset and is amortized using the effective yield method over the life of the resulting loan.  The net effect of recognizing the interest rate swap, the yield maintenance agreement and the changes in the fair value of the hedged loan on the balance sheet as assets or liabilities is an insignificant amount of ineffectiveness recognized in interest income.

Non-designated Hedges: Both yield maintenance agreements with net settlement features that meet the definition of a derivative and the undesignated interest rate swaps used to mitigate the agreement’s change in value are recorded as assets or liabilities with offsetting gains and losses recorded directly to interest income. The Bank’s forward swap was considered to be a non-designated hedge prior to its designation in the third quarter of 2007.

Comprehensive Income for Bancorp includes net income reported on the statement of operations and changes in the fair value of available for sale investments, net of related taxes, reported as a component of stockholders' equity.

Page - 37

BANK OF MARIN BANCORP
2007 ANNUAL REPORT

Segment Information The Bank's two operating segments include the traditional community banking activities provided through its eleven branches and its Wealth Management Services.  The activities of these two segments are monitored and reported by management as separate operating segments.  The accounting policies of the segments are the same as those described in this note.  The Bank evaluates segment performance based on total segment revenue and does not allocate expenses between the segments.  Wealth Management Services revenues were $1,229 thousand in 2007, $1,067 thousand in 2006 and $958 thousand in 2005, which are included in non-interest income in the statement of operations.  The revenues of the community banking segment are reflected in all other income lines in the statement of operations.

Reclassifications Certain amounts in prior years' financial statements have been reclassified to conform with the current presentation.  These reclassifications have no effect on previously reported net income.

Use of Estimates The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Recently Issued Accounting Standards

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations”. SFAS No. 141R establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree. The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statement to evaluate the nature and financial effects of the business combination. SFAS No. 141R is effective for financial statements issued for fiscal years beginning after December 15, 2008. Accordingly, any business combinations Bancorp engages in will be recorded and disclosed following existing generally accepted accounting principles until January 1, 2009. Bancorp expects SFAS No. 141R would have an impact on its consolidated financial statements when effective if it acquires another company, but the nature and magnitude of the specific effects will depend upon the nature, terms and size of the acquisitions Bancorp consummates after the effective date.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements,” which provides guidance for accounting and reporting of noncontrolling (minority) interests in consolidated financial statements. The statement is effective for fiscal years and interim periods within fiscal years beginning on or after December 15, 2008.  Bancorp does not hold minority interests in subsidiaries, therefore it is expected that SFAS No. 160 will have no impact on its financial condition or results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which clarifies the definition of fair value, describes methods used to appropriately measure fair value in accordance with generally accepted accounting principles and expands fair value disclosure requirements.  This statement applies whenever other accounting pronouncements require or permit fair value measurements and is effective for fiscal years beginning after November 15, 2007, with early adoption allowed effective January 1, 2007 in conjunction with the early adoption of SFAS No. 159. The adoption of SFAS No. 157 effective January 1, 2007 did not impact financial position or results of operations.

On February 15, 2007, the FASB released SFAS No. 159, which permits entities to choose to measure eligible financial instruments at fair value at specified election dates. Under SFAS No. 159 an entity records unrealized gains and losses in earnings on items for which the fair value option has been elected at each subsequent reporting date.  The objective is to mitigate volatility in reported earnings without having to apply complex hedge accounting provisions. The provisions of SFAS No. 159 are effective for fiscal years ending on or after November 15, 2007, with early adoption allowed effective January 1, 2007.

Effective January 1, 2007, the Bank elected early adoption of SFAS No. 159. Upon adoption, the Bank selected the fair value option for its indirect auto loan portfolio, which was subsequently sold on June 5, 2007. For further information on the financial effect of SFAS No. 159 see Note 15.

Page - 38

BANK OF MARIN BANCORP
2007 ANNUAL REPORT

In July 2006, the FASB issued Interpretation (FIN) No. 48, “Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109,” which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” FIN 48 establishes a “more-likely-than-not” recognition threshold that must be met before a tax benefit can be recognized in the financial statements. For tax positions that meet the more-likely-than-not threshold, an enterprise may recognize only the largest amount of tax benefit that is greater than fifty percent likely of being realized upon ultimate settlement with the taxing authority. The cumulative effect of applying the provisions of FIN 48 would be recognized as an adjustment to the beginning balance of retained earnings. FIN 48 was adopted January 1, 2007 and has not had a material impact on financial condition or results of operations.

In September 2006, the Emerging Issues Task Force (EITF) reached a final consensus on Issue No. 064-4 (EITF 06-4), “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements.” EITF 06-4 requires employers to recognize a liability for future benefits provided through endorsement split-dollar life insurance arrangements that extend into postretirement periods in accordance with SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions or APB Opinion No. 12, Omnibus Opinion-1967.”  The provisions of EITF 06-4 become effective on January 1, 2008 and are to be applied as a change in accounting principle either through a cumulative-effect adjustment to retained earnings or other components of equity or net assets in the statement of financial position as of the beginning of the year of adoption, or through retrospective application to all prior periods. The Bank’s split-dollar life insurance benefits are limited to the employee’s active service period.  Therefore it is expected that EITF 06-4 will have no impact on financial condition or results of operations.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements Nos. 87, 88, 106 and 132(R).” SFAS No. 158 requires employers to recognize the under-funded or over-funded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in the funded status in the year in which the changes occur through accumulated other comprehensive income.  Additionally, SFAS No. 158 requires employers to measure the funded status of a plan as of the date of its year-end statement of financial position.  The new reporting requirements and related new footnote disclosure rules of SFAS No. 158 are effective for fiscal years ending after December 15, 2006.  The new measurement date requirement applies for fiscal years ending after December 15, 2008. As the Bank has no pension or other post-retirement benefit plans, it is expected that SFAS No. 158 will have no impact on financial condition or results of operations.

Page - 39

Note 2:	Investment Securities

The amortized cost and fair market value of investment securities at December 31, 2007 and 2006 consisted of the following:

	Amortized	Gross Unrealized		Fair
(In thousands)	Cost	Gains	Losses	Market Value
2007 Held to Maturity
Obligation of state & political subdivisions	$13,182	$139	$(83)	$13,238
Corporate debt securities and other	---	---	---	---
Total held to maturity	13,182	139	(83)	13,238

2007 Available for Sale
U. S. Treasury Securities	---	---	---	---
Securities of U.S. Government Agencies	74,963	132	(580)	74,515
Corporate CMOs	2,487	4	(17)	2,474
Corporate debt securities and other	10,000	---	---	10,000
Total available for sale	87,450	136	(597)	86,989
Total	$100,632	$275	$(680)	$100,227

2006 Held to Maturity
Obligation of state & political subdivisions	$13,163	$67	$(114)	$13,116
Corporate debt securities and other	996	12	---	1,008
Total held to maturity	14,159	79	(114)	14,124

2006 Available for Sale
U. S. Treasury Securities	2,511	---	(7)	2,504
Securities of U.S. Government Agencies	69,742	11	(975)	68,778
Corporate CMOs	3,978	---	(46)	3,932
Corporate debt securities and other	---	---	---	---
Total available for sale	76,231	11	(1,028)	75,214
Total	$90,390	$90	$(1,142)	$89,338

Page - 40

BANK OF MARIN BANCORP
2007 ANNUAL REPORT

The amortized cost and estimated market value of investment securities at December 31, 2007 by contractual maturity are shown below.  Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2007
	Held to Maturity		Available for Sale
(In thousands)	Amortized Cost	Fair Market Value	Amortized Cost	Fair Market Value
Within one year	$1,010	$1,017	$27,388	$27,376
After one but within five years	$5,165	$5,200	$46,772	$46,519
After five years through ten years	$3,391	$3,470	$4,575	$4,619
After ten years	$3,616	$3,551	$8,715	$8,475
Total	$13,182	$13,238	$87,450	$86,989

In the year ended December 31, 2007, $100.0 million in short-term available for sale securities were sold at no gain or loss as these securities were very short-term in nature, with an average hold period from seven to twenty-eight days. In the year ended December 31, 2006, no investment securities were sold and accordingly no gains or losses were recognized.  During 2005, the Bank sold one security due to deterioration of the issuer’s creditworthiness.  The proceeds from the sale totaled $992 thousand and resulted in a gain of $1 thousand.

At December 31, 2007, investment securities carried at $5.2 million were pledged with the Federal Reserve Bank of San Francisco: $1.4 million to secure the Bank’s Treasury, Tax and Loan account, and $3.8 million to provide collateral for potential future borrowings to meet unusual short-term liquidity needs. At December 31, 2007, investment securities carried at $13.2 million were pledged with the State of California:  $12.2 million to secure public deposits in compliance with the Local Agency Security Program and $1.0 million to provide collateral for trust deposits. In addition, at December 31, 2007, investment securities carried at $2.3 million were pledged to collateralize an internal Wealth Management Services checking account.

Page - 41

BANK OF MARIN BANCORP
2007 ANNUAL REPORT

Investment securities with unrealized losses at December 31, 2007 are summarized and classified according to the duration of the loss period as follows:

December 31, 2007
	< 12 continuous months				> 12 continuous months
(In thousands)	Fair value		Unrealized loss		Fair value	Unrealized loss
Held-to-maturity
Obligations of state & political subdivisions	$	---	$	---	$4,461	$(83)
Corporate debt securities and other		---		---	---	---
Total held to maturity		---		---	4,461	(83)

Available for sale
U.S. Treasury Securities		---		---	---	---
Securities of U. S. Government Agencies		2,855		(22)	39,144	(558)
Corporate CMOs		---		---	1,994	(17)
Corporate debt securities and other		---		---	---	---
Total available for sale		2,855		(22)	41,138	(575)
Total temporarily impaired securities		$2,855		$(22)	$45,599	$(658)

December 31, 2006
	< 12 continuous months		> 12 continuous months
(In thousands)	Fair value	Unrealized loss	Fair value	Unrealized loss
Held-to-maturity
Obligations of state & political subdivisions	$2,176	$(6)	$5,682	$(108)
Corporate debt securities and other	---	---	---	---
Total held to maturity	2,176	(6)	5,682	(108)

Available for sale
U.S. Treasury Securities	---	---	2,504	(7)
Securities of U. S. Government Agencies	3,456	(43)	61,589	(932)
Corporate CMOs	2,866	(41)	1,067	(5)
Corporate debt securities and other	---	---	---	---
Total available for sale	6,322	(84)	65,160	(944)
Total temporarily impaired securities	$8,498	$(90)	$70,842	$(1,052)

Management periodically evaluates each investment security in an unrealized loss position to determine if the impairment is temporary or other than temporary.  Included are twenty-three securities at December 31, 2007 and forty-one securities at December 31, 2006, with fair values of $48.5 million and $79.3 million, respectively, and unrealized losses of $680 thousand and $1.1 million, respectively.

Management has determined that no investment security is impaired due to credit quality and no investment security is other-than-temporarily impaired. This temporary impairment is attributable to general changes in short-term interest rates as measured by the U.S. Treasury yield curve.

Note 3:	Loans

The majority of the Bank's loan activity is with customers located in California, primarily in the counties of Marin, San Francisco and southern Sonoma.  Although the Bank has a diversified loan portfolio, a large portion of the loans are for commercial real estate, and many of the Bank's loans are secured by real estate in Marin, San Francisco and Sonoma Counties.  Approximately 84% and 75% of the loans were secured by real estate at December 31, 2007 and 2006, respectively.

 Effective January 1, 2007, the Bank elected the early-adoption provisions of SFAS No. 159, which permits entities to choose to measure eligible financial instruments at fair value at specified election dates. Upon adoption, the Bank selected the fair value option for the indirect auto loan portfolio, which was subsequently sold on June 5, 2007. See Note 15.

Page - 42

BANK OF MARIN BANCORP
2007 ANNUAL REPORT

Outstanding loans by type, net of deferred loan fees of $2.9 million and $2.8 million at December 31, 2007 and 2006, respectively, are as follows:

(In thousands)	2007	2006
Commercial loans	$124,336	$117,391
Real estate
Commercial owner-occupied	132,614	123,601
Commercial investor	257,127	188,091
Construction	97,153	116,790
Residential (a)	78,860	58,912
Installment
Indirect auto loans	---	84,141
Other installment	34,788	30,852
Total loans	724,878	719,778
Less Allowance for loan losses	(7,575)	(8,023)
Net Loans	$717,303	$711,755

(a) The residential loan portfolio includes no sub-prime loans at December 31, 2007 and December 31, 2006.

At December 31, 2007, the Bank had one non-accrual loan totaling $144 thousand and at December 31, 2006, the Bank had one non-accrual loan totaling $49 thousand. Neither of these loans was past due greater than 90 days at December 31 of their respective years.

At December 31, 2007, the Bank's FHLB line of credit was secured under terms of a blanket collateral agreement by a pledge of certain qualifying collateral, including loans.

The Bank has, and expects to have in the future, banking transactions in the ordinary course of its business with directors, officers, principal stockholders and their associates.  These transactions, including loans, are granted on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others.  Likewise, these transactions do not involve more than the normal risk of collectability or present other unfavorable features.

An analysis of net loans to related parties for the years ended December 31, 2007 and 2006 is as follows:

(In thousands)	2007	2006
Balance at beginning of year	$3,394	$4,627
New loans to related parties	4,811	2,821
Repayments	(306)	(4,054)
Balance at end of year	$7,899	$3,394

The undisbursed commitment to related parties as of December 31, 2007, was $410 thousand.

Page - 43

BANK OF MARIN BANCORP
2007 ANNUAL REPORT

Note 4:	Allowance for Loan Losses

Activity in the allowance for loan losses for each of the three years ended December 31 follows:

(In thousands)	2007	2006	2005
Beginning balance	$8,023	$7,115	$6,110
Cumulative-effect adjustment of adoption of SFAS No. 159	(1,048)	---	---
Provision for loan loss charged to expense	685	1,266	1,541
Loans charged off	(115)	(596)	(764)
Loan loss recoveries	30	238	228
Ending balance	$7,575	$8,023	$7,115

Total loans outstanding at end of year, before deducting allowance for loan losses	$724,878	$719,778	$686,661

Average total loans outstanding during the year	$703,087	$701,438	$640,726

Ratio of allowance for loan losses to total loans at end of year	1.05%	1.11%	1.04%

Loans classified as non-accrual amounted to $144 thousand at December 31, 2007 and $49 thousand at December 31, 2006. At December 31, 2005 no loans were classified as non-accrual.

At December 31, 2007, the Bank had one impaired loan totaling $144 thousand. At December 31, 2006, the bank had one impaired loan totaling $49 thousand. At December 31, 2005 the Bank had no impaired loans.  The average recorded investment in impaired loans was $104 thousand for the year ended December 31, 2007, $1.8 million for the year ended December 31, 2006 (primarily related to two loans, one of which paid off and one that was sold), and $214 thousand for the year ended December 31, 2005. There was no specific valuation allowance recorded against these loans.

The gross interest income that would have been recorded had non-accrual loans been current totaled $11 thousand in the year ended December 31, 2007 and $223 thousand in the year ended December 31, 2006. For the year ended December 31, 2005 the amount of foregone interest due to non-accrual loans was not significant.

Effective January 1, 2007, the Bank elected the early-adoption provisions of SFAS No. 159, which permits entities to choose to measure eligible financial instruments at fair value at specified election dates. Upon adoption, the Bank selected the fair value option for the indirect auto loan portfolio, which was subsequently sold on June 5, 2007. In conjunction with the adoption of SFAS No. 159, the allowance for loan losses was reduced by $1.0 million, which is reflected in the table above. See Note 15.

Note 5:	Bank Premises and Equipment

A summary of Bank premises and equipment at December 31 follows:

(In thousands)	2007	2006
Leasehold improvements	$9,501	$9,260
Furniture and equipment	8,617	8,245
Subtotal	18,118	17,505
Accumulated depreciation and amortization	(10,297)	(9,059)
Bank premises and equipment, net	$7,821	$8,446

The amount of depreciation and amortization was $1.2 million, $998 thousand and $846 thousand for the years ended December 31, 2007, 2006 and 2005, respectively.

Page - 44

BANK OF MARIN BANCORP
2007 ANNUAL REPORT

Note 6:	Bank Owned Life Insurance

The Bank has purchased life insurance policies on the lives of certain officers of the Bank ($14.1 million cash surrender value at December 31, 2007 and $13.5 million cash surrender value at December 31, 2006) to finance employee benefit programs.  The investment in the Bank owned life insurance (BOLI) policies are reported in "interest receivable and other assets" at the cash surrender value of the policies.  The cash surrender value includes both the Bank's original premiums invested in the life insurance policies and the accumulated accretion of policy income since inception of the policies.  Income of $577 thousand in 2007 and $504 thousand in 2006 was recognized on the life insurance policies and is reported in "other non-interest income."

Note 7:	Deposits

Total time deposits were $82.9 million and $88.7 million at December 31, 2007 and 2006, respectively.  Of these amounts, $50.7 million and $54.0 million represented time deposits greater than $100,000 at December 31, 2007 and 2006, respectively. Interest on time deposits was $3.5 million, $3.8 million and $3.4 million in 2007, 2006 and 2005, respectively.  Scheduled maturities of these deposits at December 31, 2007 follows:

(In thousands)	2008	2009	2010	2011	2012	Thereafter	Total
Scheduled maturities of time deposits	$69,308	$7,625	$3,400	$744	$1,864	---	$82,941

The Bank accepts deposits from shareholders, directors and employees in the normal course of business, and the terms are comparable to those with non-affiliated parties.

Note 8:	Borrowings

Purchased Funds – At December 31, 2007, the Bank had no overnight borrowings or other short-term debt compared to $29.4 million at December 31, 2006, which consisted of overnight borrowings from the Federal Home Loan Bank (“FHLB”).  Short-term borrowing available to the Bank of $184.8 million consists of a line of credit for advances with FHLB secured under terms of a blanket collateral agreement by a pledge of loans.  The Bank also has unsecured lines of credit totaling $65.0 million with correspondent banks for overnight borrowings.  In general, interest rates on these lines approximate the Federal funds target rate.

Federal Home Loan Bank Advance – During the third quarter of 2005, the Bank obtained a three-year fixed-rate advance with Federal Home Loan Bank for $10.0 million.  Each month, the Bank paid an annualized fixed rate of interest of 4.23% on the three-year advance.  Although the advance was due upon maturity in the third quarter of 2008, the Bank repaid the advance in full in December of 2007.

Federal Reserve Line of Credit – The Bank also has available a line of credit with the Federal Reserve Bank of San Francisco totaling $3.7 million as of December 31, 2007.  This line of credit is secured by an agency security.

Subordinated Debt – On June 17, 2004 the Bank issued a 15-year, $5.0 million subordinated debenture through a pooled trust preferred program, which matures on June 17, 2019.  The Bank has the right to redeem the debenture, in whole or in part, at the redemption price at principal amounts in multiples of $1.0 million on any interest payment date on or after June 17, 2009.  The interest rate on the debenture changes quarterly and is paid quarterly at the three-month LIBOR plus 2.48%. The rate at December 31, 2007 was 7.47%. The debenture is subordinated to the claims of depositors and other creditors of the Bank.

Page - 45

BANK OF MARIN BANCORP
2007 ANNUAL REPORT

Borrowings at December 31, 2007 and 2006 are summarized as follows:

	2007				2006
(In thousands)	Carry Value		Average Balance	Average Rate	Carry Value	Average Balance	Average Rate
Overnight borrowings	$	---	$6,836	5.35%	$29,400	$13,008	4.68%
FHLB three-year advance		---	9,260	4.23%	10,000	10,000	4.23%
Subordinated debenture		5,000	5,000	8.14%	5,000	5,000	7.82%

The maximum amount outstanding at any month end for overnight borrowings was $38.5 million and $39.0 million, during 2007 and 2006, respectively.

Note 9:	Stockholders' Equity

On July 1, 2007, the Effective Date, the bank holding company reorganization was completed and the Bank repurchased a total of 24,399 common shares of the Bank for $876 thousand from six shareholders who dissented to the exchange of these shares for Bancorp common stock. Also, on the Effective Date, after the repurchase, each remaining outstanding share of the Bank was converted into one share of Bank of Marin Bancorp and the Bank became a wholly-owned subsidiary of the holding company.

Upon the adoption of SFAS No. 159 for its indirect auto loan portfolio, the Bank recorded a cumulative-effect adjustment as a charge to retained earnings totaling $1.5 million effective January 1, 2007. See Note 15.

In October 2006, the Bank received approval from the California Department of Financial Institutions (DFI) and the Federal Deposit Insurance Corporation (FDIC) to buy back up to 10%, or up to 545,884 of the Bank’s 5,458,838 then-outstanding shares, not to exceed $15 million.  The repurchase program allowed the Bank to purchase common shares for a period of twelve months from the approval date in the open market or in privately negotiated transactions. In 2006, the Bank purchased 115,625 shares at an average price of $34.26 per share for a total cost of $4.0 million.  In the first quarter of 2007, the Bank purchased an additional 289,692 shares at an average price of $38.10 for a total cost of $11.0 million, thereby completing the share repurchase under the approved program.

In November 2007 Bancorp’s Board of Directors approved an additional plan to repurchase common shares of Bancorp up to $5 million. No regulatory approval was required for this repurchase plan as Bancorp was exempted under the provisions of Regulation Y of the Federal Reserve Board. In November and December 2007, Bancorp repurchased a total of 51,732 shares at an average price of $29.96 per share for a total cost of $1.5 million.

The Bank executed the repurchase transactions pursuant to the Securities and Exchange Commission’s Rule 10b-18.  All shares repurchased under both programs were made in open market transactions and were part of publicly announced repurchase programs.

A quarterly cash dividend program was implemented in the third quarter of 2005. A summary of cash dividends paid to shareholders, which are recorded as a reduction of retained earnings, is presented below.

	Years ended December 31
(in thousands except per share data)	2007	2006	2005
Cash dividends	$2,649	$2,448	$990
Cash dividends per share	$0.51	$0.46	$0.20

Included in cash dividends in 2007 is $5 thousand paid to shareholders in connection with the redemption of all the preferred share purchase rights issued pursuant to the Bank’s Rights Agreement of August 11, 2003. Each right entitled the registered holder to purchase from the Bank one one-hundredth of a share of Series A Junior Participating Preferred stock, no par value of Bank at a price of $125 per one one-hundredth of a preferred share, subject to adjustments. The redemption, in anticipation of the formation of a bank holding company, was effective June 14, 2007 at a redemption price of $0.001 per right. On that same day, Bank of Marin Bancorp’s Board of Directors executed a Rights Agreement substantially similar to the Bank’s agreement and has issued replacement rights to purchase shares of Bancorp under the new Rights Agreement to shareholders of record as of July 23, 2007. The Bank of Marin Bancorp Rights Agreement is designed to discourage takeovers that involve abusive tactics or do not provide fair value to shareholders.

Page - 46

BANK OF MARIN BANCORP
2007 ANNUAL REPORT

Under California State banking laws, payment of dividends is restricted to the lesser of retained earnings or the amount of undistributed net profits from the three most recent fiscal years.  Under this restriction, approximately $12.4 million of the retained earnings balance was available for payment of dividends as of December 31, 2007.

On April 13, 2006, and April 14, 2005, the Board of Directors declared 5% stock dividends. Cash was paid in lieu of issuing fractional shares. Earnings per share amounts and information with respect to stock options have been restated for all years presented to reflect the stock dividends.

Under SFAS No. 123R which was implemented in January 2006, the fair value of stock options on the grant date is recorded as a compensation expense on the income statement over the service period with a corresponding increase in common stock.  In addition, the Bank records tax benefits on the exercise of non-qualified stock options and on the disqualifying disposition of incentive stock options, which are accounted for as an addition to common stock with a corresponding decrease in accrued taxes payable. See Note 10 for further information on accounting for stock options and share-based payments.

Stock-based compensation also includes compensation expense related to the Employee Stock Purchase Plan, which was implemented in the third quarter of 2007, whereby employees may purchase common shares of Bancorp at a five percent discount.  The discount amount is recorded as compensation expense at the time of the purchase, with a corresponding increase in common stock.

Stock-based compensation and tax benefits on exercised options are shown below.

	Years ended December 31
(in thousands)	2007	2006		2005	*
Stock-based compensation	$502	$555	$	---
Tax benefits on exercised options	$729	$1,394		$680

*Accounting for stock-based compensation in accordance with SFAS No. 123R, which requires share-based payments to be recorded as an expense, was implemented January 1, 2006.

Note 10:	Stock Option and Purchase Plans

Effective July 1, 2007, Bank of Marin Bancorp adopted an Employee Stock Purchase Plan whereby employees of Bancorp and its subsidiary may purchase Bancorp common shares through payroll deductions of between one percent and fifteen percent of pay in each pay period.  Shares are purchased quarterly at a five percent discount from the closing market price on the last day of the quarter.  The plan calls for 200,000 common shares to be set aside for employee purchases.

On January 1, 2006, the Bank adopted the provisions of Statement of Financial Accounting Standard No. 123R (SFAS No. 123R), “Share-Based Payment,” which requires that all share-based payments to employees, including stock options, be recognized as an expense in the income statement based on the grant date fair value of the award with a corresponding increase in common stock.  The fair value, as defined in SFAS No. 123R, is amortized over the implied service period, which is generally the vesting period.

As of May 8, 2007, the 2007 Equity Plan was approved by shareholders. The 2007 Equity Plan was subsequently adopted by Bank of Marin Bancorp as part of the holding company formation described in Note 1.  Awards under the 2007 Equity Plan now relate to shares of common stock of Bank of Marin Bancorp. All new stock-based compensation awards from the approval date forward are granted through the 2007 Equity Plan.

The 2007 Equity plan provides financial incentives for selected employees, advisors and non-employee directors. Terms of the plan provide for the issuance of up to 500,000 shares of common stock for these employees, advisors and non-employee directors. The Compensation Committee of the Board of Directors has the authority in its discretion to determine those employees, advisors and non-employee directors who will receive an award, the timing of awards, the vesting schedule for each award, the type of award to be granted, the number of shares of Bancorp stock to be subject to each option and restricted stock award, and all other terms and conditions of any award.

Page - 47

BANK OF MARIN BANCORP
2007 ANNUAL REPORT

The Bank has two additional stock option plans, the 1999 Stock Option Plan and the 1989 Stock Option Plan for full-time, salaried officers and employees who have substantial responsibility for the successful operation of the Bank.  Upon approval of the 1999 Stock Option Plan, no new awards were granted under the 1989 Stock Option Plan. Upon approval of the 2007 Equity Plan, no new awards were granted under the 1999 Stock Option Plan.

Terms of the 1999 Stock Option Plan and the 1989 Stock Option Plan provided for the issuance of up to 1,115,629 and 975,189 shares, respectively, of common stock for these officers and employees. Terms of the 1999 Stock Option and the 1989 Stock Option plans also provided for the issuance of up to 190,965 and 192,113 shares, respectively, for non-employee directors.

Stock options granted pursuant to the 1989 and 1999 Stock Option Plans were subsequently adopted by Bank of Marin Bancorp as part of the holding company formation described in Note 1.  Stock options under these plans now relate to shares of common stock of Bank of Marin Bancorp.

Options are issued at the fair market value of the stock at the date of grant.  Options to officers and employees granted prior to January 1, 2006, vested 20% immediately and 20% on each anniversary of the grant for four years. Options granted subsequent to January 1, 2006, vested 20% on each anniversary of the grant for five years.  All officer and employee options expire ten years from the grant date. Options granted to non-employee directors vest 20% immediately and 20% on each anniversary of the grant for four years. Director options expire seven years from the grant date.

Page - 48

BANK OF MARIN BANCORP
2007 ANNUAL REPORT

A summary of activity for options for the years ended December 31, 2005, December 31, 2006 and December 31, 2007 is presented below.  The amounts in 2005 have been restated to reflect the 5% stock dividend declared on April 13, 2006.

				Weighted
				Average
			Aggregate	Remaining
		Weighted	Intrinsic	Contractual
	Number of	Average	Value	Term
	Shares	Exercise Price	(in thousands)	(in years)

Options outstanding at December 31, 2004	802,179	$14.38	---	---
Granted	96,732	32.87	---	---
Cancelled/forfeited	(6,340)	24.89	---	---
Exercised	(115,015)	11.75	$2,438	---
Options outstanding at December 31, 2005	777,556	16.99	$12,025	5.41

Exercisable (vested) at December 31, 2005	587,390	$13.89	$10,865	4.47

Options outstanding at December 31, 2005	777,556	$16.99	---	---
Granted	79,351	33.30	---	---
Cancelled/forfeited	(49,335)	25.18	---	---
Exercised	(261,307)	12.65	$5,340	---
Options outstanding at December 31, 2006	546,265	20.69	$11,303	5.44

Exercisable (vested) at December 31, 2006	383,842	$16.28	$6,249	4.17

Options outstanding at December 31, 2006	546,265	$20.69	---	---
Granted	54,551	34.87	---	---
Cancelled/forfeited	(6,345)	30.17	---	---
Exercised	(112,496)	14.40	$2,532	---
Options outstanding at December 31, 2007	481,975	23.64	$3,593	5.47

Exercisable (vested) at December 31, 2007	327,948	$19.12	$3,560	4.23

As of December 31, 2007, there was $933 thousand of total unrecognized compensation expense related to non-vested stock options.  This cost is expected to be recognized over a weighted average period of approximately 14.4 months.

A summary of the options outstanding and exercisable by price range as of December 31, 2007 is presented in the following table:

	Options Outstanding			Options Exercisable

	Outstanding
Range of	as of	Remaining	Weighted Average		Weighted Average
Exercise Prices	12/31/2007	Contractual Life	Exercise Price	Shares	Exercise Price
$10.01 - $15.00	159,047	2.5	$12.08	159,047	$12.08
$15.01 - $20.00	49,708	3.7	$16.99	49,708	$16.99
$20.01 - $25.00	11,107	5.1	$20.48	11,107	$20.48
$25.01 - $30.00	56,303	6.3	$26.53	43,216	$26.46
$30.01 - $35.00	158,002	7.6	$33.06	62,886	$32.83
$35.01 - $40.00	47,808	9.2	$35.20	1,984	$35.37
	481,975			327,948

Page - 49

BANK OF MARIN BANCORP
2007 ANNUAL REPORT

The following table summarizes share-based compensation expense under SFAS No. 123R for the years ended December 31, 2006 and December 31, 2007.

	Year Ended
(in thousands except fair value data)	December 31, 2007	December 31, 2006
Net income as reported	$12,324	$11,833
Stock based compensation included in salaries and related benefits	502	555
Tax benefit of share-based compensation included in provision for income taxes	(83)	(80)
Share-based compensation net of tax	$419	$475
Weighted-average fair value of options granted	$7.46	$7.93
Weighted-average fair value of options vested	$7.61	$9.30

Bancorp determines fair value at grant date using the Black-Scholes pricing model that takes into account the stock price at the grant date, the exercise price, the expected life of the option, the volatility of the underlying stock, the expected dividend yield and the risk-free interest rate over the expected life of the option.

The weighted average assumptions used in the pricing model are noted in the table below.  The expected term of options granted is derived from historical data on employee exercise and post-vesting employment termination behavior.   The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.  Expected volatility is based on the historical volatility of the common stock.

	Year ended
	December 31, 2007	December 31, 2006	December 31, 2005
Risk-free interest rate	4.64%	5.06%	4.38%
Expected dividend yield	1.38%	1.37%	1.13%
Expected life in years	7	7	9
Expected price volatility	12.30%	12.53%	22.87%

For options granted prior to January 1, 2006, and valued in accordance with Statement of Financial Accounting Standard No. 123,”Accounting for Stock-Based Compensation,” (SFAS No. 123), the Bank recognized option forfeitures as they occurred.

For options granted after January 1, 2006, and valued in accordance with SFAS 123R, the fair value of the option is expensed on a straight-line basis over the vesting period.  Forfeitures are estimated and expense is recognized only for those shares expected to vest.  The  estimated forfeiture rate, based on historical forfeiture experience, was 7.5% in 2007.

The Black-Scholes option valuation model requires the input of highly subjective assumptions, including the expected life of the stock based award and stock price volatility.  The assumptions listed above represent management’s best estimates, but these estimates involve inherent uncertainties and the application of management judgment.  As a result, if other assumptions had been used, the recorded stock-based compensation expense could have been materially different from that reflected in these financial statements.  If the actual forfeiture rate is materially different from the estimate, the share-based compensation expense could be materially different.

Note 11:	Benefit Plans

In 2003 the Bank established an Officer Deferred Compensation Plan that allows key executive officers designated by the Board of Directors of the Bank to defer up to 80% of their salary and 100% of their annual bonus.  Amounts deferred earn interest at a rate set annually by the Board of Directors.  The interest rate was set at 8.25% for 2007, 7.25% for 2006, and 7.25% for 2005.  The Bank's deferred compensation obligation of $2.2 million and $1.8 million at December 31, 2007 and 2006, respectively, is included in "interest payable and other liabilities."

Page - 50

BANK OF MARIN BANCORP
2007 ANNUAL REPORT

The Bank also established a Split Dollar Plan and a Survivor Income Plan in 2003 for officers designated by the Board of Directors.  Death benefits are provided under the specific terms of these plans.  The Bank has purchased life insurance policies on the designated officers in connection with these plans.  The expense recognized under this plan totaled $79 thousand, $67 thousand and $56 thousand for the years ended   December 31, 2007, 2006 and 2005, respectively.

The Bank's 401(k) Plan commenced in May 1990 and is available to all employees.  Under this plan employees can defer up to 50% of their total compensation, up to the maximum amount allowed by the Internal Revenue Code.  The Bank will match 50% of each participant's contribution up to a maximum match of $4 thousand annually.  Employer contributions totaled $383 thousand, $409 thousand and $338 thousand for the years ended December 31, 2007, 2006 and 2005, respectively.

In 1999 the 401(k) Plan was amended to include an employee stock ownership component and was renamed the Bank of Marin Employee Stock Ownership and Savings Plan (the “Plan”.)  Under the terms of the Plan, as amended, a portion of the Bank's profits, as determined by the Board of Directors, is contributed to the Plan each year either in common stock or in cash for the purchase of Bank of Marin Bancorp stock.  For the years ended December 31, 2007, 2006 and 2005 the Bank contributed $854 thousand, $900 thousand and $889 thousand, respectively.  Generally, cash dividends on Bancorp’s stock held by the Plan are used to purchase additional shares in the open market.  All shares of the Bancorp’s stock held by the Plan are included in the calculations of basic and diluted earnings per share.

Contributions to the Plan for both the matching contribution and for the purchase of Bank of Marin stock are included in "salaries and benefits."   Employer contributions vest at a rate of 20% per year over a five-year period.

Note 12:	Income Taxes

The current and deferred components of the income tax provision for each of the three years ended December 31 are as follows:

(In thousands)	2007	2006	2005
Current tax provision
Federal	$5,993	$5,800	$6,113
State	1,847	1,514	2,220
Total current	7,840	7,314	8,333
Deferred tax (benefit)/liability
Federal	(128)	(494)	(769)
State	66	(155)	(190)
Total deferred	(62)	(649)	(959)
Total income tax provision	$7,778	$6,665	$7,374

Income taxes recorded directly to comprehensive income are not included above.  These income tax benefits or liabilities relating to changes in the unrealized gains and losses on available for sale securities amounted to $(234) thousand, $128 thousand and $381 thousand in 2007, 2006 and 2005, respectively.

Page - 51

BANK OF MARIN BANCORP
2007 ANNUAL REPORT

The following table shows the tax effect of the Bank's cumulative temporary differences as of December 31:

(In thousands)	2007	2006
Deferred tax assets:
Allowance for loan losses	$3,374	$3,557
Depreciation	397	366
State franchise tax	547	541
Deferred compensation	950	797
Net unrealized loss on securities available for sale	194	428
Other	330	145

Deferred tax liabilities:
Loan origination costs	(190)	(180)
Other	(146)	(26)
Net deferred tax asset	$5,456	$5,628

Based upon the level of historical taxable income and projections for further taxable income over the periods during which the deferred tax assets expect to be deductible, management believes it is more likely than not the Bank will realize the benefit of the deferred tax assets.

The effective tax rate of the Bank for 2007, 2006 and 2005 differs from the current Federal statutory income tax rate as follows:

	2007	2006	2005
Federal statutory income tax rate	35.0%	35.0%	35.0%
Increase (decrease) due to:
California franchise tax, net of federal tax benefit	6.2	6.1	6.9
Stock based compensation	0.8	1.1	---
Tax exempt interest on municipal securities and loans	(1.6)	(1.8)	(1.6)
Prior year tax adjustments	(0.3)	(3.3)	---
Tax exempt earnings on bank owned life insurance	(1.2)	(1.1)	(1.0)
Other permanent differences	(0.2)	(0.1)	(0.7)
Effective Tax Rate	38.7%	35.9%	38.6%

Bancorp files a consolidated return in the U.S. Federal tax jurisdiction and a combined report in the State of California tax jurisdiction.  Prior to the formation of Bancorp in 2007, the Bank filed in the U.S. Federal and California jurisdictions on a stand-alone basis.  None of the entities are subject to examination by taxing authorities for years before 2004 for U.S. Federal or for years before 2003 for California.

Bancorp adopted the provisions of FASB Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007.  No adjustments were identified for unrecognized tax benefits that required an adjustment to the January 1, 2007 beginning tax reserve.  Bancorp had no tax reserve for uncertain tax positions at December 31, 2007.  Bancorp does not anticipate providing a reserve for uncertain tax positions in the next twelve months.  Bancorp has elected to record interest and penalties related to unrecognized tax benefits in tax expense.  During the years ended December 31, 2007, 2006 and 2005, neither the Bank nor Bancorp had an accrual for interest and penalties associated with uncertain tax positions.

Page - 52

BANK OF MARIN BANCORP
2007 ANNUAL REPORT

Note 13:	Commitments and Contingencies

The Bank rents certain premises and equipment under long-term non-cancelable operating leases expiring at various dates through the year 2022.  At December 31, 2007, the approximate minimum future commitments payable under non-cancelable contracts for leased premises are as follows:

(In thousands)	2008	2009	2010	2011	2012	Thereafter	Total
Operating leases	$2,175	$2,037	$1,816	$1,383	$1,283	$11,139	$19,833

Rent expense included in "occupancy" totaled $2.3 million, $2.0 million and $1.5 million in 2007, 2006 and 2005, respectively.

Bancorp may be party to legal actions which arise from time to time as part of the normal course of its business.  Bancorp believes, after consultation with legal counsel, that it has meritorious defenses in these actions, and that the liability, if any, will not have a material adverse effect on the financial position, results of operations, or cash flows of Bancorp.

Bancorp is responsible for its proportionate share of certain litigation indemnifications provided to Visa U.S.A. by its member banks in connection lawsuits related to anti-trust charges and interchange fees. Bancorp recorded a liability of $242 thousand in the fourth quarter of 2007 to cover its potential liability.  Bancorp expects to fully reverse this liability in 2008 upon the initial public offering of Visa Inc., which became the parent company of Visa U.S.A. during a restructuring in 2007.  A portion of the proceeds from the initial public offering is expected to be set aside by Visa Inc. to cover this litigation on behalf of its member banks.

As permitted or required under California law and to the maximum extent allowable under that law, Bancorp has certain obligations to indemnify its current and former officers and directors for certain events or occurrences while the officer or director is, or was serving, at Bancorp’s request in such capacity. These indemnification obligations are valid as long as the director or officer acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The maximum potential amount of future payments Bancorp could be required to make under these indemnification obligations is unlimited; however, Bancorp has a director and officer insurance policy that mitigates Bancorp’s exposure and enables Bancorp to recover a portion of any future amounts paid. Bancorp believes the estimated fair value of these indemnification obligations is minimal.

Page - 53

Note 14:	Fair Value of Financial Instruments

The carrying amounts and fair values of the Bank's financial instruments at December 31, 2007 and 2006 are presented below.

	2007		2006
	Carrying	Fair	Carrying	Fair
(In thousands)	Amounts	Value	Amounts	Value
Financial assets
Cash and cash equivalents	$76,265	$76,265	$38,783	$38,783
Investment securities	100,171	100,227	89,373	89,338
Loans, net	717,303	718,184	711,755	704,341
Accrued interest receivable	4,085	4,085	4,191	4,191
Financial liabilities
Deposits	834,642	835,151	736,697	735,969
Federal funds purchased	---	---	29,400	29,400
Federal Home Loan Bank borrowings	---	---	10,000	9,805
Subordinated debenture	5,000	5,000	5,000	5,000
Accrued interest payable	796	796	797	797

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Cash and Cash Equivalents - Cash and cash equivalents are valued at their carrying amounts because of the short-term nature of these instruments.
Investment Securities - Investment securities are valued at the quoted market prices.  See Note 2 for further analysis.
Loans - Loans with variable interest rates are valued at the current carrying value, because these loans are regularly adjusted to market rates.  The fair value of fixed rate loans with remaining maturities in excess of one year is estimated by discounting the future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings for the same remaining maturities.
Accrued Interest Receivable and Payable - The accrued interest receivable and payable balance approximates its fair value.
Deposits - The fair value of non-interest bearing deposits, interest bearing transaction accounts and savings accounts is the amount payable on demand at the reporting date.  The fair value of time deposits is estimated by discounting the future cash flows using current rates offered for deposits of similar remaining maturities.
Federal Funds Purchased - The balance represents its fair value due to the short-term nature of these borrowings.
Federal Home Loan Bank Borrowings - The fair value is estimated by discounting the future cash flows using current rates offered for similar borrowings.
Subordinated Debenture - The balance represent its fair value as it has a variable interest rate.
Commitments - The fair value of commitments represents the carrying amount of the related unamortized loan fees and is not material.

Page - 54

BANK OF MARIN BANCORP
2007 ANNUAL REPORT

Note 15:	Fair Value Measurements

The Bank performs fair-market valuations on certain assets as a result of the application of accounting guidelines that were in effect prior to the adoption of SFAS No. 157. The following table summarizes the Bank’s financial instruments that were measured at fair value on a recurring basis at December 31, 2007.

(Dollars in Thousands) Description of Financial Instruments	December 31, 2007	Quoted Prices in Active Markets for Identical Assets (Level 1)		Significant Other Observable Inputs (Level 2)		Significant Unobservable Inputs (Level 3)

Securities available for sale	$86,989		$86,989	$	---	$	---
Derivative financial instruments (assets)	62		---		62		---
Total assets	$87,051		$86,989		$62	$	---

Derivative financial instruments (liabilities)	$647	$	---		$647	$	---

Securities available for sale are valued based upon open-market quotes obtained from reputable third-party brokers. Market pricing is based upon specific CUSIP identification for each individual security. Changes in fair market value are recorded in other comprehensive income.

The fair value of derivative financial instruments is based on the present value of future expected cash flows.  The variable rates and discount rates are derived from LIBOR cash and swap rates.  LIBOR, rather than risk free rates, are used to adjust for the inherent credit risk associated with high quality counterparties. The fair value of derivative financial instruments is provided by a third party. Changes in fair market value are recorded in other non-interest income for fair value hedges using short-cut hedge accounting treatment and are recorded in interest income for fair value hedges not qualifying for short-cut hedge accounting treatment.

Effective January 1, 2007, the Bank adopted SFAS No. 157, “Fair Value Measurements,” concurrent with its early adoption of SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS No. 157 clarifies the definition of fair value, describes methods used to appropriately measure fair value in accordance with generally accepted accounting principles and expands fair value disclosure requirements. This statement applies whenever other accounting pronouncements require or permit fair value measurements. SFAS No. 157 generally permits the measurement of selected eligible financial instruments at fair value on specified election dates.

In conjunction with the Bank’s decision to sell its indirect auto portfolio, on January 1, 2007 the Bank elected the fair value measurement option for its indirect auto loan portfolio under the early adoption provisions of SFAS No. 159. The sale of the indirect auto portfolio was concluded on June 5, 2007. The following table presents a computation of the net change to retained earnings at the initial adoption of SFAS No. 159 for the Bank’s indirect auto loan portfolio.

	January 1, 2007	Net Gain (Loss)		January 1, 2007
(Dollars in thousands)	Prior to Adoption	Upon Adoption		After Adoption
Assets
Auto loans, net	$83,327	$(2,499	) (a)	$80,828
Pre-tax cumulative effect of adoption of the fair value option		(2,499)
Increase in deferred tax asset		1,047
Cumulative effect of adoption of the fair value option (charge to retained earnings)		$(1,452)

(a) The $2.5 million loss on loans that was recorded as part of the cummulative-effect adjustment to retained earnings upon initial adoption of SFAS No. 159 is net of $1.0 million that was removed from the allowance for loan losses.

Page - 55

BANK OF MARIN BANCORP
2007 ANNUAL REPORT

Note 16:	Regulatory Matters

Bancorp and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a material effect on Bancorp’s consolidated financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Bancorp and the Bank must meet specific capital guidelines that involve quantitative measures of Bancorp’s and the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices.  The capital amounts and the Bank’s prompt corrective action classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.  Prompt corrective action provisions are not applicable to bank holding companies such as Bancorp.

Quantitative measures established by regulation to ensure capital adequacy require Bancorp and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk weighted assets and of Tier 1 capital to quarterly average assets.

Bancorp’s and the Bank’s capital adequacy ratios are presented in the following tables.  Capital ratios are reviewed by Management on a regular basis to ensure that capital exceeds the prescribed regulatory minimums and is adequate to meet the Bank’s anticipated future needs.  For all periods presented, the Bank’s ratios exceed the regulatory definition of “well capitalized” under the regulatory framework for prompt corrective action and Bancorp’s ratios exceed the required minimum ratios for capital adequacy purposes.

Capital Ratios for the Bancorp:			Ratio for Capital
(In thousands)	Actual Ratio		Adequacy Purposes
As of December 31, 2007	Amount	Ratio	Amount	Ratio
Total Capital (to risk-weighted assets)	$101,066	12.06%	>$67,015	>8.0%
Tier 1 Capital (to risk-weighted assets)	$88,041	10.51%	>$33,508	>4.0%
Tier 1 Capital (to average assets)	$88,041	9.63%	>$36,588	>4.0%

					Ratio to be Well
					Capitalized Under
Capital Ratios for the Bank:			Ratio for Capital		Prompt Corrective
(In thousands)	Actual Ratio		Adequacy Purposes		Action Provisions
As of December 31, 2007	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital (to risk-weighted assets)	$97,179	11.61%	>$66,983	>8.0%	>$83,729	>10.0%
Tier 1 Capital (to risk-weighted assets)	$84,155	10.05%	>$33,491	>4.0%	>$50,237	>6.0%
Tier 1 Capital (to average assets)	$84,155	9.20%	>$36,587	>4.0%	>$45,734	>5.0%

As of December 31, 2006
Total Capital (to risk-weighted assets)	$103,576	12.56%	>$65,969	>8.0%	>$82,461	>10.0%
Tier 1 Capital (to risk-weighted assets)	$90,115	10.93%	>$32,984	>4.0%	>$49,477	>6.0%
Tier 1 Capital (to average assets)	$90,115	10.27%	>$35,113	>4.0%	>$43,892	>5.0%

Note 17:	Financial Instruments with Off-Balance Sheet Risk

The Bank makes commitments to extend credit in the normal course of business to meet the financing needs of its customers.  These financial instruments include commitments to extend credit in the form of loans or through standby letters of credit.  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements.

Page - 56

BANK OF MARIN BANCORP
2007 ANNUAL REPORT

The Bank is exposed to credit loss in the contract amount of the commitment in the event of nonperformance by the borrower. The Bank uses the same credit policies in making commitments as it does for on-balance-sheet instruments and evaluates each customer's creditworthiness on a case-by-case basis.  The amount of collateral obtained if deemed necessary by the Bank is based on management's credit evaluation of the borrower.  Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, and real property.

The contract amount of loan commitments not reflected on the statement of condition was $224.5 million at December 31, 2007 at rates ranging from 5.78% to 11.25%.  This amount included $118.4 million under commercial lines of credit (these commitments are contingent upon customers maintaining specific credit standards), $59.6 million under revolving home equity lines and $35.2 million under undisbursed construction loans. The Bank has set aside an allowance for losses in the amount of $449 thousand for these commitments, which is recorded in "interest payable and other liabilities."  Approximately 42% of the commitments expire in 2008 with approximately 58% expiring between 2009 and 2019.

Note 18:	Derivative Financial Instruments and Hedging Activities

The Bank has entered into interest-rate swaps, primarily as an asset/liability management strategy, in order to hedge the change in the fair value of both long-term fixed-rate loans and firm commitments to enter into long-term fixed-rate loans due to changes in interest rates.  Such hedges allow the Bank to offer long-term fixed rate loans to customers without assuming the interest rate risk of a long-term asset by swapping the Bank's fixed-rate interest stream for a floating-rate interest stream tied to one-month LIBOR.  Such modification of the interest characteristics of the loan protects the Bank against an adverse effect on earnings and the net interest margin due to fluctuating interest rates.

During the third quarter of 2007, the Bank’s forward swap was designated to offset the change in fair value of a loan originated during the period. The fair value of the related yield maintenance agreement totaling $69 thousand at the date of designation is being amortized to interest income using the effective yield method over the life of the loan.

Page - 57

BANK OF MARIN BANCORP
2007 ANNUAL REPORT

The two interest rate swaps held by the Bank are scheduled to mature in June of 2020 and June of 2022.  Information on the Bank’s derivatives follows:

	At December 31, 2007			At December 31, 2006
	Fair Value Swap (Shortcut Accounting Treatment)	Fair Value Swap (Non-shortcut Accounting Treatment)	Yield Maintenance Agreement	Fair Value Swap (Shortcut Accounting Treatment)	Fair Value Swap (Non-shortcut Accounting Treatment)

(in thousands)
Notional or contractual amount	$7,201	$8,134	---	$7,513	$8,300
Credit risk amount (1)	---	---	---	220	---
Estimated net fair value	(44)	(603)	62	220	(295)

	Year Ended
	December 31, 2007	December 31, 2006
Fair Value Swap (Shortcut Accounting Treatment):
Weighted average pay rate	4.59%	4.59%
Weighted average receive rate	5.28%	5.06%

Fair Value Swap (Non-Shortcut Accounting Treatment):
Weighted average pay rate	5.54%	5.54%
Weighted average receive rate	5.24%	5.06%

Yield maintenance agreement
Weighted average receive rate (2)	5.15%	5.15%

(Loss) gain on designated and undesignated interest rate contracts	$(572)	$(198)
Increase (decrease) in value of designated loans and yield maintenance agreement qualifying as derivatives	551	198
Net loss on derivatives used to hedge loans recorded in income	$(21)	$-

1
Credit risk represents the amount of unrealized gain included in derivative assets which is subject to counterparty credit risk. It reflects the effect of master netting agreements and includes credit risk on virtual derivatives.

2	Tax equivalent yield equals 8.26%.

Ineffectiveness of ($21) thousand and zero was recorded in interest income during the twelve months ended December 31, 2007 and 2006, respectively. The full change in value of swaps was included in the assessment of hedge effectiveness.

Page - 58

BANK OF MARIN BANCORP
2007 ANNUAL REPORT

Note 19:	Condensed Bank of Marin Bancorp Unconsolidated Financial Statements

Presented below is financial information for Bank of Marin Bancorp, holding company only, subsequent to its formation on July 1, 2007.  See Note 1.

CONDENSED UNCONSOLIDATED STATEMENT OF CONDITION
at December 31, 2007

(in thousands)

Assets
Cash and due from Bank of Marin	$3,751
Investment in subsidiary	83,887
Other assets	179
Total assets	$87,817

Liabilities and Stockholders' Equity
Accrued expenses payable	$43
Total liabilities	43
Stockholders' equity	87,774
Total liabilities and stockholders' equity	$87,817

CONDENSED UNCONSOLIDATED STATEMENT OF OPERATIONS
for the six months ended December 31, 2007

(in thousands)

Income
Dividends from bank subsidiary	$7,000
Total income	7,000

Expense
Non-interest expense	371
Total expense	371

Income before income taxes and equity in undistributed net income of subsidiary	6,629
Income tax benefit	156
Income before equity in undistributed net income of subsidiary	6,785
Equity in undistributed net income of subsidiary	(338)

Net income	$6,447

Page - 59

BANK OF MARIN BANCORP
2007 ANNUAL REPORT

CONDENSED UNCONSOLIDATED STATEMENT OF CASH FLOWS
for the six months ended December 31, 2007

(in thousands)

Cash Flows from Operating Activities:
Net income	$6,447
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed and distributed net income of subsidiary	(6,662)
Net change in operating assets and liabilities
Other assets	(179)
Other liabilities	43
Net cash used in operating activities	(351)

Cash Flows from Investing Activities:
Capital contribution to subsidiary	(61)
Net cash used in investing activities	(61)

Cash Flows from Financing Activities:
Stock options exercised	61
Dividends paid in cash	(1,345)
Dividends received from subsidiary	7,000
Stock repurchased	(1,553)
Net cash provided by financing activities	4,163

Net increase in cash and cash equivalents	3,751

Cash and cash equivalents at beginning of period	---

Cash and cash equivalents at end of period	$3,751

Non-Cash Transactions: Upon formation of the holding company on July 1, 2007, Bank of Marin Bancorp exchanged one share of common stock for each share of common stock of the Bank of Marin. The investment in subsidiary account was created to reflect the total capital of the Bank of $84.2 million at that date, comprised of $53.0 million of common stock, $31.9 million of retained earnings, and $762 thousand of other comprehensive loss.

End of 2007 Audited Consolidated Financial Statements

Page - 60

BANK OF MARIN BANCORP
2007 ANNUAL REPORT

Stock Price Performance

 The following graph, provided by Keefe, Bruyette, & Woods, Inc., shows a comparison of cumulative total shareholder return on ticker symbol BMRC common stock during the five fiscal years ended December 31, 2007 compared to Standard & Poors (S&P) 500 stock index and a peer group index of other financial institutions. The comparison assumes $100 was invested on December 31, 2002 in BMRC common stock and all of the dividends were reinvested. The chart indicates that BMRC common stock outperformed both the S&P 500 stock index and its peer group index. Ticker symbol BMRC represents the common stock of Bank of Marin Bancorp subsequent to its formation on July 1, 2007 and represents the common stock of Bank of Marin for periods prior to the formation of the bank holding company. The sole subsidiary of Bank of Marin Bancorp is Bank of Marin.

	2002	2003	2004	2005	2006	2007
BMRC	100	201	283	257	286	232
PEER GROUP	100	177	208	228	242	195
S&P 500 INDEX	100	97	106	109	124	128

BMRC Peer Group includes: AMRB, FNRN, SBNK, EXSR, EPIK, BSRR, RBCB.
Source: FactSet

Page - 61